      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1996

                                                       REGISTRATION NO. 333-3378
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   AMENDMENT

                                     NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         VIRUS RESEARCH INSTITUTE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              2836                             22-3098869
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                               61 MOULTON STREET
                         CAMBRIDGE, MASSACHUSETTS 02138
                                 (617) 864-6232
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             J. BARRIE WARD, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         VIRUS RESEARCH INSTITUTE, INC.
                               61 MOULTON STREET
                         CAMBRIDGE, MASSACHUSETTS 02138
                                 (617) 864-6232
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               SHELDON E. MISHER, ESQ.                                DAVID E. REDLICK, ESQ.
               STEVEN A. FISHMAN, ESQ.                                    HALE AND DORR
         BACHNER, TALLY, POLEVOY & MISHER LLP                            60 STATE STREET
                  380 MADISON AVENUE                               BOSTON, MASSACHUSETTS 02109
               NEW YORK, NEW YORK 10017                                   (617) 526-6000
                    (212) 687-7000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / _________________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         VIRUS RESEARCH INSTITUTE, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

                  ITEM AND CAPTION                          LOCATION IN PROSPECTUS
     -------------------------------------------  -------------------------------------------
  1. Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front and Outside Back Cover Pages;
                                                    Additional Information
  3. Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Inside Front Cover Page; Prospectus
                                                  Summary; Risk Factors; Financial Statements
  4. Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price............  Outside Front Cover Page; Risk Factors;
                                                    Underwriting
  6. Dilution...................................  Risk Factors; Dilution
  7. Selling Security Holders...................  *
  8. Plan of Distribution.......................  Outside Front Cover Page; Underwriting
  9. Description of Securities to be
       Registered...............................  Outside Front Cover Page; Description of
                                                  Capital Stock
 10. Interests of Named Experts and Counsel.....  Legal Matters; Experts
 11. Information With Respect to the
       Registrant...............................  Prospectus Summary; Risk Factors; Dividend
                                                    Policy; Capitalization; Selected
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Management; Certain Transactions;
                                                    Principal Stockholders; Description of
                                                    Capital Stock; Financial Statements
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  *

- ---------------
* Not applicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 14, 1996


                                2,300,000 SHARES

                     [VIRUS RESEARCH INSTITUTE, INC. LOGO]

                         VIRUS RESEARCH INSTITUTE, INC.

                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock offered hereby are being sold by Virus Research Institute, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "VRII."


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                                    PRICE TO      UNDERWRITING    PROCEEDS TO
                                                     PUBLIC       DISCOUNT(1)      COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share.......................................        $              $               $
Total(3)........................................        $              $               $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $800,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 345,000 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the
shares will be made against payment on or about             , 1996 at the office
of Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.
                            ------------------------

OPPENHEIMER & CO., INC.                            PACIFIC GROWTH EQUITIES, INC.

               The date of this Prospectus is             , 1996

      [Graphic of torso with blow-ups of certain area of body to depict use of vaccine delivery systems being developed by the company]

     The Company's vaccine delivery systems and vaccines are currently in various stages of research and development. There can be no assurance that any products will be successfully developed, receive necessary regulatory approvals or, if such approvals are received, that any product will be marketed successfully.


     ADJUMER,(TM) MICROMER(TM) AND VIBRIOVEC(TM) ARE TRADEMARKS OF THE COMPANY. ALL OTHER BRAND NAMES OR TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS. THE COMPANY WAS INCORPORATED IN DELAWARE IN FEBRUARY 1991. THE COMPANY'S PRINCIPAL OFFICE IS LOCATED AT 61 MOULTON STREET, CAMBRIDGE, MASSACHUSETTS 02138, AND ITS TELEPHONE NUMBER IS (617) 864-6232.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless the context indicates otherwise, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and gives effect to (i) a one-for-three reverse stock split of the Common Stock to be effective prior to the closing of this offering, (ii) the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,553,569 shares of Common Stock and (iii) the conversion of all the Company's Convertible Notes into an aggregate of 208,334 shares of Common Stock. See "Capitalization," "Description of Capital Stock" and Notes to Financial Statements. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."


                                  THE COMPANY

     Virus Research Institute, Inc. (the "Company") is engaged in the discovery and development of vaccine delivery systems and improved and novel vaccines for adults and children. The Company is developing a portfolio of proprietary vaccine delivery systems designed to improve the efficacy, lower the cost of administration and improve patient compliance for a variety of vaccine products. The Company and its collaborators currently are applying the Company's vaccine delivery systems to develop vaccines for the prevention of influenza, Lyme disease and Helicobacter pylori("H. pylori") infections. The Company has entered into long-term collaboration agreements with Pasteur Merieux Serums & Vaccins S.A. ("Pasteur Merieux"), a wholly-owned subsidiary of Rhone-Poulenc S.A., pursuant to which Pasteur Merieux may utilize the Company's vaccine delivery systems in developing a number of vaccines. The Company is also developing its own proprietary vaccines utilizing antigens licensed exclusively by the Company, including an oral vaccine for rotavirus infection, a gastrointestinal disease of infants, and a vaccine for herpes simplex virus 2 ("HSV2"), the virus that causes genital herpes.

     While vaccines have proven to be safe and effective for the prevention of certain infectious diseases, the Company believes that there is significant potential for improvement, including: enhancement of the immune response; reduction in the number of doses required for an effective immune response; increase in the percentage of the population responding to certain vaccines; delivery of vaccines through methods other than by injection; and stimulation of a mucosal immune response. To address these shortcomings, the Company is developing vaccine delivery systems that may lead to more effective and less costly vaccines, increased patient compliance and the introduction of new vaccines.


     The Company's strategy is to utilize its expertise in the design and application of vaccine delivery systems to develop vaccine products for infectious diseases that have significant and growing market potential. The Company is developing three vaccine delivery systems. The Adjumer vaccine delivery system utilizes a novel polymer, which is a synthetic polyphosphazene derivative ("PCPP"), as an adjuvant for use with a variety of antigens administered by injection. The Company believes that Adjumer-formulated vaccines will be capable of producing an enhanced and longer-lived immune response with fewer injections. In preclinical studies, Adjumer-formulated vaccines elicited an immune response that was greater than either vaccines formulated with alum, the only approved adjuvant for commercial use in humans, or non-adjuvanted vaccines. The Micromer vaccine delivery system utilizes a mixture of PCPP and antigens formed into hydrogel microparticles for the intranasal and oral delivery of vaccines. Mucosal vaccine delivery has potential advantages over conventional delivery by injection, including ease of administration and the generation of immunity at the mucosal surfaces, where most infectious organisms enter the body, as well as the generation of systemic (blood and other organs) immunity. The VibrioVec vaccine delivery system utilizes a recombinant bacterial vector for the oral delivery of antigens to the gastrointestinal tract. The Company believes that VibrioVec-delivered vaccines will be capable of inducing a systemic and mucosal immune response.


     As part of the Company's strategy to bring its vaccine delivery technologies to market, the Company collaborates with corporate partners that offer substantial market presence, unique antigens or complementary technologies. The Company and Pasteur Merieux, the leading worldwide supplier of influenza vaccines, are currently collaborating on the development of an Adjumer-formulated vaccine for influenza. Pursuant to a separate agreement with Pasteur Merieux, the Company is conducting research on the mucosal administration of an influenza vaccine using its Micromer vaccine delivery system. Influenza accounts for an average of 20,000 deaths annually in the United States; the greatest number of fatalities occur among the elderly. The Company anticipates that Pasteur Merieux will commence Phase I clinical trials on an Adjumer-formulated influenza vaccine in France during 1996. Pasteur Merieux also has the right to develop Adjumer-formulated vaccines for prevention of other diseases, including Lyme disease.

     The Company is also conducting research relating to the use of VibrioVec for the delivery of vaccines to prevent and treat infections caused by H. pylori. H. pylori is a bacterium that causes chronic gastritis and peptic ulcers. Currently, no vaccine or generally effective therapy is approved for the elimination of H. pylori infection. The Company is conducting research separately with each of CSL Ltd., Australia ("CSL") and with the joint venture between Pasteur Merieux and OraVax, Inc. ("PM-O") to determine the utility of the Company's VibrioVec system in delivering vaccines against H. pylori.

     The Company is also developing novel vaccines against rotavirus and HSV2 infections. Rotavirus is a major cause of diarrhea and vomiting in infants. The Company has completed Phase I clinical trials of an orally delivered live human rotavirus vaccine selected to elicit a broadly protective immune response to the most prevalent strains of rotavirus. HSV2 is a sexually transmitted virus with an estimated incidence of 500,000 new cases occurring in the United States each year. At present, there is no approved vaccine for prevention of rotavirus or HSV2 infection.


     In connection with its collaboration relating to Adjumer, Pasteur Merieux made a $3.0 million equity investment in the Company in December 1994. In addition, in connection with this collaboration, in April 1996 Pasteur Merieux made a milestone payment of $2.5 million to the Company and an additional equity investment of $1.0 million in the Company. Contingent upon achieving certain milestones, Pasteur Merieux has agreed to pay the Company an additional $1.0 million in connection with the development of Adjumer and up to an additional $7.2 million in connection with the development of Adjumer-formulated vaccines for the prevention of influenza and Lyme disease. Contingent upon achieving certain milestones, Pasteur Merieux has also agreed to make payments, on a product by product basis, if Pasteur Merieux commences clinical development of Adjumer-formulated vaccines against certain specified pathogens, or Micromer-formulated vaccines directed against influenza and other specified pathogens. Pasteur Merieux is required to fund all costs associated with the development and commercialization, including the costs of clinical trials, of any vaccines it elects to develop utilizing the Company's technology and to make royalty payments based on product sales.


                                  THE OFFERING


Common Stock offered
  by the Company........................  2,300,000 shares
Common Stock to be outstanding
  after the offering....................  8,753,506 shares (1)
Use of proceeds.........................  To repay bank indebtedness, finance research and development activities, including scale up of PCPP
                                          manufacturing, and for working capital and other
                                          general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq
  National Market symbol................  VRII
Risk factors............................  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."


- ---------------

(1) Includes (i) 5,553,569 shares of Common Stock issuable upon conversion of all outstanding shares of all series of convertible Preferred Stock, $.001 par value (collectively, the "Preferred Stock") and (ii) 208,334 shares of Common Stock issuable upon conversion of $1,000,000 in outstanding convertible notes (the "Convertible Notes") (exclusive of any shares of Common Stock issuable with respect to accrued interest on the Convertible Notes). Excludes 928,964 shares of Common Stock reserved for issuance upon the exercise of warrants and options outstanding as of May 10, 1996. See "Capitalization," "Certain Transactions" and "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION


                                                                                           THREE MONTHS ENDED
                                              FOR THE YEARS ENDED DECEMBER 31,                 MARCH 31,
                                          -----------------------------------------    --------------------------
                                             1993           1994           1995           1995           1996
                                          -----------    -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Licensing and option revenue..........  $        --    $   700,000    $   770,000    $        --    $    20,000
  Research and development revenue......           --          5,000      1,047,500             --        525,000
  Research and development grants.......           --         16,269         19,980             --             --
  Interest income.......................       83,610        163,591        126,249         65,330         12,427
                                          -----------    -----------    -----------    ------------   -----------
Total revenues..........................       83,610        884,860      1,963,729         65,330        557,427
Expenses:
  Research and development..............    4,205,781      5,756,042      5,734,427      1,639,203      1,346,986
  General and administrative............    1,452,344      1,887,512      1,854,732        564,560        348,808
  Depreciation expense..................      268,391        517,756        583,654        144,752        168,585
  Interest expense......................       84,315         52,332         87,944          6,671         59,957
                                          -----------    -----------    -----------    ------------   -----------
Total expenses..........................    6,010,831      8,213,642      8,260,757      2,355,186      1,924,336
                                          -----------    -----------    -----------    ------------   -----------
Net loss................................  $(5,927,221)   $(7,328,782)   $(6,297,028)   $(2,289,856)   $(1,366,909)
                                          ===========    ===========    ===========    ============   ===========
Pro forma net loss per share........................................    $      (.98)   $      (.36)   $      (.21)
                                                                        ===========    ============   ===========
Pro forma weighted average common shares outstanding................      6,390,760      6,390,364      6,425,559



                                                                                 MARCH 31, 1996
                                                                 -----------------------------------------------
                                                                                    PRO          PRO FORMA AS
                                                                    ACTUAL        FORMA(1)      ADJUSTED(1)(2)
                                                                 ------------    ----------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................................   $    704,342    $2,704,482       $26,572,482
Working capital (deficit).....................................     (1,576,967)      357,738        25,225,738
Total assets..................................................      2,302,778     4,302,918        28,170,918
Notes payable.................................................        934,565     1,000,000          --
Lease obligation payable, less current portion................        181,514       181,514           181,514
Redeemable convertible preferred stock........................     25,009,239        --              --
Total stockholders' equity (deficit)..........................   $(25,615,126)   $1,328,818       $26,196,818


- ---------------

(1) Presented on a pro forma basis to give effect to (i) the sale, subsequent to March 31, 1996, of Preferred Stock to Pasteur Merieux and the receipt of $1,000,000 in gross proceeds therefrom; (ii) the automatic conversion of all outstanding shares of Preferred Stock into 5,553,569 shares of Common Stock upon the consummation of this offering; (iii) the issuance of 208,334 shares of Common Stock upon conversion of the Convertible Notes upon the consummation of this offering (exclusive of any shares of Common Stock issuable with respect to accrued interest on the Convertible Notes); and
    (iv) the incurrence of $1,000,000 in indebtedness in April 1996. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions," "Description of Capital Stock" and Notes to Financial Statements.


(2) Adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,300,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share and the repayment of an aggregate of $1,000,000 in indebtedness, plus accrued interest, out of the proceeds of this offering. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

     EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES. The Company is in the development stage, and the development of any products will require significant further research, development, testing and regulatory approvals and additional investment prior to commercialization. Substantially all of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the discovery, development and commercialization of vaccine delivery systems and vaccines, most of which are still in the early stages of development and testing. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts. The results of preclinical studies by the Company and/or its collaborators may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials relating to the vaccine delivery systems and vaccines under development by the Company may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received by the Company, the Company may abandon projects which it might otherwise have believed to be promising, some of which may be described in this Prospectus.

     In addition, the product development programs conducted by the Company and its collaborators are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that the technologies used by the Company will prove to be ineffective or any or all of the Company's vaccine delivery systems and vaccine candidates will prove to be unsafe or toxic or otherwise fail to receive necessary regulatory approvals; that the product candidates, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude the Company or its collaborators from marketing vaccine delivery systems or vaccines utilizing the Company's technologies; or that third parties will market superior or equivalent products. Currently, there are only 16 vaccines in routine use in the United States. There can be no assurance that any additional vaccines being developed by the Company or others will be successfully developed or commercially accepted. Accordingly, there can be no assurance that the Company's research and development activities will result in any commercially viable products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Product Development Programs" and
" -- Competition."


     HISTORY OF OPERATING LOSSES; NO PRODUCT REVENUE AND UNCERTAINTY OF FUTURE PROFITABILITY. The Company has incurred substantial losses in each year since its inception. As of March 31, 1996, the Company had an accumulated deficit of approximately $26 million. Such losses have resulted principally from costs incurred in research and development of the Company's vaccine delivery systems and vaccine product candidates and from general and administrative costs associated with the Company's development programs. No revenues have been generated by the Company from product sales or royalties and no product sales or royalties are likely for a number of years, if ever. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase significantly as the Company expands research and development and clinical trial efforts. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability is dependent in part on obtaining regulatory approvals for vaccine products and entering into agreements for commercialization of such vaccine products. There can be no assurance that such regulatory approvals will be obtained or such agreements will be entered into. Further, there can be no assurance that the Company's operations will become profitable even if vaccines under development by the Company or its collaborators using the Company's technology are commercialized. Revenues that the Company may receive in the next few years will be pursuant to the Company's agreement with Pasteur Merieux or to other collaboration agreements that the Company has or will establish. In most cases, payments received under these agreements are and will be contingent upon the achievement of specified milestones. There can be no assurance that the Company will be able to establish any additional collaborations on terms acceptable to the Company or that specified milestones will be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company believes that the net proceeds of this offering, together with the Company's available cash, should be sufficient to fund the Company's operating expenses and capital requirements through 1997. Thereafter, the Company will require substantial funds in addition to the proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. The Company anticipates that these funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. The Company also expects to seek additional collaborative agreements with corporate partners to fund its research and development programs. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process and other factors.

     If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to the Company than might otherwise be available. If the Company raises additional funds by issuing equity securities, further dilution to stockholders may result and such investors could have rights superior to existing stockholders. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON COLLABORATIVE AGREEMENTS; NEED FOR ADDITIONAL PARTNERS. The Company has entered into agreements with certain pharmaceutical and biotechnology companies relating to the licensing, development and commercialization of vaccine products utilizing the Company's vaccine delivery technologies. In particular, the Company has entered into collaborative agreements with Pasteur Merieux which place substantial responsibility on Pasteur Merieux for development of vaccines utilizing the Company's vaccine delivery systems, including conducting certain preclinical studies, clinical trials, preparation and submission of applications for regulatory approval and marketing and distribution. The agreements grant Pasteur Merieux the exclusive, and in some cases, the co-exclusive, right to commercialize vaccines for the prevention of a number of specified diseases and give Pasteur Merieux broad discretion to determine which vaccines, if any, will be developed. The Company expects to enter into similar agreements in the future which will place substantial responsibility on the Company's collaborator to commercialize vaccine products and which may allow such collaborators substantial discretion in determining the amount and timing of resources to be devoted to such efforts. Should a collaborative partner fail to successfully develop or commercialize, or elect not to develop or commercialize, any product candidate to which it has exclusive rights, the Company's business prospects may be materially and adversely affected. There can be no assurance that the Company's collaborators will continue their development efforts using the Company's technology or that such development efforts, if continued, will be successful. There can also be no assurance that the Company would be able to continue development of certain vaccine products if the Company's collaborators failed to do so.

     Several of the Company's collaboration agreements relate to research and development to determine the feasibility of developing certain vaccines utilizing the Company's vaccine delivery systems, and, in one case, involves the grant of an exclusive option to negotiate a license. The programs that are the subjects of these agreements are in the early stages of research and development, and the agreements require the negotiation and execution of further licenses or other agreements. There can be no assurance that any vaccine products will be developed from such agreements or that any license agreements will be entered into relating to products developed under such agreements.

     There also can be no assurance that the Company's collaborators will not pursue alternative technologies or product candidates, either on their own or in collaboration with others, that target the same indications as those covered under the Company's collaboration agreements. For example, the Company is aware that PM-O and CSL, which have entered into agreements with the Company relating to use of the Company's vaccine delivery systems for delivery of certain antigens for a vaccine against H. pylori, are also evaluating and/or developing other methods of delivery of an H. pylori vaccine. In particular, the Company is aware that PM-O is currently conducting Phase II clinical trials of a vaccine using a delivery system other than the Company's to deliver an H. pylori vaccine mucosally.


     The Company's strategy for the research, development and commercialization of its vaccine candidates has required, and will continue to require, the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. The vaccine market is dominated by five large companies which control in excess of 80% of the worldwide market; therefore, the Company will need to enter into collaborative agreements with one or more of these companies to commercialize vaccine products. The Company will, therefore, be dependent upon the success of any such collaborators in performing their marketing and commercialization responsibilities. Failure to obtain such agreements could result in delays in marketing the Company's proposed vaccine products or the inability to proceed with the development, manufacture or sale of vaccine candidates. Collaborative agreements may also require the Company to meet certain milestones and expend funds, and there can be no assurance that the Company will be successful in doing so. Failure of the Company to meet such obligations could result in a termination of those agreements and could have a material adverse effect on the Company's results of operations and business prospects. See "Business -- Collaborative Agreements," "-- Patents, Licenses and Proprietary Rights" and "-- Competition."



     DEPENDENCE ON NOVEL VACCINE DELIVERY SYSTEMS. A major portion of the Company's research and development efforts are focused on the development of novel vaccine delivery systems utilizing new technologies which have not been clinically tested in humans. There can be no assurance that these approaches and technologies will be successful. To date, there is only one adjuvant approved by the United States Food and Drug Administration (the "FDA") for commercial use in human vaccines. The Company's Adjumer and Micromer vaccine delivery systems utilize PCPP as an adjuvant. PCPP has not yet been tested in humans. The Company's Micromer and VibrioVec delivery systems are being developed for delivery of vaccines intranasally and orally. No mucosal vaccine delivery systems for intranasal or oral delivery have yet been approved. Micromer and VibrioVec are still in the early stages of research and development, and the Company and its collaborators are not yet ready to commence clinical testing of vaccines utilizing these delivery systems. Of the 16 vaccines in routine use in the United States, only two are delivered orally, both of which are live, attenuated and localize in the intestines and do not utilize separate vaccine delivery systems. There can be no assurance that the Company will be able to successfully complete the development of technology for mucosal delivery of vaccines utilizing a separate vaccine delivery system. Further, VibrioVec, a live, attenuated strain of Vibrio cholerae, is a recombinant bacterial vector for the oral delivery of antigens to the gastrointestinal tract. The Company is unaware of any approved products that utilize live, attenuated bacterial or viral strains as vaccine delivery systems. The clinical evidence concerning the efficacy of such vectors is limited. Accordingly, there can be no assurance that this method of vaccine delivery will prove to be safe or efficacious or result in the approval of any vaccine products.


     The Company is unable to predict the position that regulatory agencies, such as the FDA, will take with respect to the risk of transmission of the disease from vaccine delivery systems and vaccines using live, attenuated bacteria and viruses or the reaction of the private medical community or the public to vaccines utilizing the Company's VibrioVec delivery system or other vaccines using live bacteria or viruses. The transmission of any infectious disease by bacterial or viral vaccines or regulatory, physician or public concerns regarding any such transmission, even if no transmission were to take place, could delay, prevent, limit or halt the commercialization of vaccine products utilizing VibrioVec or any other vaccine products under development comprised of live attenuated viruses or bacteria. See "Business -- Company Vaccine Delivery Systems" and "-- Product Development Programs."

     NO ASSURANCE OF FDA APPROVAL; GOVERNMENT REGULATION. The Company's and its collaborators' research and development activities, preclinical studies and clinical testing, and ultimately the production and marketing of products are subject to extensive regulation by numerous governmental authorities in the United States, including the FDA. Similar regulatory requirements exist in other countries where the Company and its collaborators intend to test and market their products. The rigorous preclinical and clinical testing requirements and regulatory approval process of the FDA and of foreign regulatory authorities can take a number of years and require the expenditure of substantial resources. The Company has limited experience in conducting and managing preclinical and clinical testing necessary to obtain government approvals. There can be no assurance that the Company and its collaborators will be able to obtain the necessary approvals for further clinical testing or for the manufacturing and marketing of any products that they develop.

     Additional governmental regulation may be established that could prevent or delay regulatory approval of the Company's product candidates. Delays in obtaining regulatory approvals would adversely affect the marketing of any vaccine products developed by the Company and its collaborators and the Company's ability to receive product revenues or royalties. If regulatory approval of a potential product is granted, such approval may include significant limitations on the indicated uses for which such product may be marketed.

     Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities would be subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, seizure of the product, injunction and criminal prosecution. Other violations of FDA requirements can result in similar penalties.

     The effect of government regulation may be to delay marketing of new products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to larger companies that compete with the Company. There can be no assurance that FDA or other regulatory approval for any potential products developed by the Company or its collaborators will be granted on a timely basis or at all. See
"Business -- Government Regulation."

     DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY RIGHTS. The Company's success will depend, in part, on its ability to obtain patent protection for its vaccine delivery systems and vaccine products both in the United States and in other countries, to preserve its trade secrets and to operate without infringing upon the proprietary rights of others. The Company intends to file applications as appropriate for patents covering both its products and its processes. No assurance can be given that any patents will issue from any of these applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent, in some cases without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

     There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patent or other proprietary rights that may be necessary or useful to the Company. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent the Company from using certain technology or from further developing or commercializing certain products. If licenses from third parties are necessary but cannot be obtained, commercialization of the related products would be delayed or prevented.

     The Company uses a mutated Vibrio cholerae in its VibrioVec vaccine delivery system. The Company is aware of an issued United States patent which claims a culture of mutated Vibrio cholerae. The Company believes that only one claim (the "Claim") of the patent may be pertinent to the Company's VibrioVec system. The remaining claims of the patent cover other cultures which the Company believes are not pertinent to VibrioVec. The Company has received an opinion of counsel from Fish & Richardson, P.C. that, based on the analysis set forth in their opinion and the facts known to them, the Claim is invalid. It should be noted that a party challenging validity of a patent has the burden of proving invalidity and that the outcome of any litigation cannot be predicted with certainty. Accordingly, there can be no assurance that, if litigated, a court would conclude that the Claim is invalid.


     The Company is aware of a patent granted in Europe which claims an oral composition capable of delivering a bioactive agent in microcapsules of a defined size. The European patent is currently subject to an opposition proceeding, pursuant to which the allowance of the patent is being challenged by third parties. The Company's Micromer vaccine delivery system is focused on intranasal delivery of vaccines. The Company has received an opinion from Dr. Volker Vossius, German and European Patent Attorney, that based on his review of the European patent, the intranasal composition of Micromer does not fall within the extent of the protection of the relevant claims in the European patent. An opinion of legal counsel is based on the facts reviewed by them and could be affected by any alteration of these facts and represents only counsel's best legal judgment. Accordingly, there can be no assurance that the European Patent Office or a court would reach the same conclusion. The Company has also commenced research on oral delivery of vaccines using Micromer. If the opposition of the third parties in Europe is not successful, the sale of a Micromer-formulated vaccine to be delivered orally could infringe the European patent, unless the Company is able to obtain a license to such patent. It is possible that a patent application may be pending in the United States directed to similar claims. There can be no assurance that, if necessary, a license will be available on acceptable terms, if at all.


     In addition to the patents and the patent applications referred to in the previous two paragraphs, there may be other patent applications and issued patents that belong to competitors that may require the Company to alter its vaccine candidates and vaccine delivery systems, pay licensing fees or cease certain activities. If the Company's product candidates infringe patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. The Company believes that there may be significant litigation regarding patent and other intellectual property rights in this area. If the Company becomes involved in such litigation, it could consume substantial resources.

     The Company has licensed certain intellectual property from third parties, including certain patents underlying Adjumer, Micromer and VibrioVec. Under the terms of its license agreements, the Company is obligated to exercise diligence, achieve certain milestones and expend minimum amounts of resources in bringing potential products to market and make certain royalty and milestone payments, including a percentage of any sublicensing income, as well as patent cost reimbursement payments. The licensors can terminate these agreements or, in certain cases, make the licenses non-exclusive, if the Company defaults in the performance of its obligations. Should the Company default under any of these agreements, the Company may lose its right to market and sell any vaccine products based on the licensed technology. In such event, the Company's results of operations and business prospects would be materially and adversely affected. There can be no assurance that the Company will be able to meet its obligations under these agreements on a timely basis, or at all. Further, the Company may be required to obtain licenses to additional technologies to be utilized in some of the vaccine products under development by the Company currently, or in the future. If any such licenses are not obtained by the Company, the Company may not be able to market any such vaccine products.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its corporate partners, collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Business -- Patents, Licenses and Proprietary Rights."

     COMPETITION AND TECHNOLOGICAL CHANGE. Competition in the biotechnology and vaccine industries is intense. The Company faces competition from many companies in the United States and abroad, including a number of large companies, firms specialized in the development and production of vaccines, adjuvants and vaccine delivery systems and major universities and research institutions. Most of the Company's competitors have substantially greater resources, more extensive experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, greater operating experience, greater research and development and marketing capabilities and greater production capabilities than those of the Company. There can be no assurance that the Company's competitors will not develop technologies and products that are safer or more effective than any being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive, and the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. The Company will also face competition from companies marketing existing therapies or developing new therapies for diseases targeted by the Company's vaccine technology. The development of such new technologies or treatment methods for those infectious diseases for which the Company is developing vaccines could render the Company's vaccine delivery systems and vaccine candidates noncompetitive and obsolete. There can be no assurance that the vaccines under development by the Company and its collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere.

     The Company believes that its principal competitors include large pharmaceutical companies such as American Home Products Corporation, Pasteur Merieux, Merck & Co., Inc., SmithKline Beecham plc and Chiron Corporation, as well as a number of biotechnology companies engaged in developing vaccine delivery systems and vaccines. The Company is aware that a number of pharmaceutical companies are engaged in research and development with respect to vaccines for the prevention of influenza, H. pylori infection, Lyme disease, rotavirus disease, genital herpes and HIV which would compete with the Company and its collaborators' vaccine candidates, some of which are further advanced in their development and testing than the Company and its collaborators' programs. In addition, the Company's collaborators are developing or evaluating vaccine delivery systems other than the Company's for many of the vaccines covered by the Company's collaborative agreements. Both CSL and PM-O, with respect to vaccines against H. pylori infection, and Pasteur Merieux, with respect to influenza and Lyme disease, are engaged in research and development in connection with vaccines utilizing the same antigens that are the subject of their collaborations with the Company. The Company is also aware of a number of companies seeking to develop new adjuvants for vaccines and mucosal vaccine delivery systems. Some of these companies may be further advanced in their development and clinical testing than the Company.

     A significant amount of research in the field is also being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors and will compete with the Company in recruiting highly qualified scientific personnel. See
"Business -- Competition."

     LACK OF MANUFACTURING CAPABILITY AND EXPERIENCE; LIMITED SOURCES OF SUPPLY. The Company has no manufacturing facilities, no experience in volume manufacturing and plans to rely upon collaborators or contract manufacturers to manufacture its proposed products in both clinical and commercial quantities. There can be no assurance that the Company will be able to enter into any arrangements with such third-party manufacturers on acceptable terms or at all.

     To date, the Company has been arranging on a purchase order basis with contract manufacturers for the manufacture of PCPP and vaccines in quantities sufficient for preclinical studies and for clinical trials of the Company's rotavirus vaccine candidate. The Company does not yet have a written agreement with a contract manufacturer for production of PCPP or for other components of its vaccine delivery systems or vaccine candidates. While the Company believes that the manufacturing process used for small-scale production of its delivery systems and antigens can be scaled up, there can be no assurance that unforeseen difficulties will not be encountered in doing so.

     One of the intermediates included in PCPP is currently available from only one supplier. Although the Company believes that there are several other companies which could produce such intermediate and that the Company could itself develop the capacity to synthesize such intermediate, there can be no assurance that the supply of such intermediate or the terms on which the Company can purchase such intermediate will not affect the Company's ability to produce PCPP.

     The Company intends to establish manufacturing arrangements with manufacturers that comply with the FDA's requirements and other regulatory standards, although there can be no assurance that the Company will be able to do so. Before commercial distribution can begin, each vaccine manufacturing facility must be licensed for the production of vaccines under an establishment license application ("ELA"). If the FDA finds the ELA inspection unsatisfactory, it may decline to approve the ELA, resulting in a delay in production or distribution of products. In the future, the Company may, if it becomes economically attractive to do so, establish its own manufacturing facilities to produce any vaccine products that it may develop. In order for the Company to establish a manufacturing facility, the Company will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive current Good Manufacturing Practice ("cGMP") regulations of the FDA applicable to such facility. The product manufacturing facility would also need to be licensed for the production of vaccines under an ELA. See "Business -- Manufacturing" and "--Government Regulation."

     LACK OF MARKETING AND SALES CAPABILITY; DEPENDENCE UPON THIRD PARTIES FOR MARKETING. Under the terms of existing and future collaborative agreements, the Company relies and expects to continue to rely on the efforts of its collaborators for the sale and marketing of any vaccine products. There can be no assurance that the Company's collaborators will be successful in marketing any vaccine products developed. In the event that the Company's collaborators fail to market a product successfully, the Company's business may be adversely affected. The Company has no marketing and sales staff and limited experience with respect to marketing vaccine products. If the Company markets products directly, significant additional expenditures and management resources would be required to develop an internal sales force. There can be no assurance that the Company will be able to establish a successful sales force. See
"Business -- Marketing."

     DEPENDENCE UPON KEY PERSONNEL; SCIENTIFIC ADVISORS. The Company's success depends on the continued contributions of its executive officers, scientific and technical personnel and consultants. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The Company does not currently have any employment agreements with any of its executive officers or other personnel. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the business of the Company. The Company's planned activities will require additional expertise in areas such as preclinical testing, clinical trial management and regulatory affairs. Such activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. The inability to acquire such services or to develop such expertise could have a material adverse effect on the Company's operations.

     The Company's scientific advisors are employed by entities other than the Company and some have consulting agreements with entities other than the Company, some of which may in the future compete with the Company. The scientific advisors are expected to devote only a small portion of their time to the Company and are not expected to participate actively in the day-to-day operations of the Company. Certain of the institutions with which the scientific advisors are affiliated may adopt new regulations or policies that limit the ability of the scientific advisors to consult with the Company.

     UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT. In recent years, there have been numerous proposals to change the healthcare system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Significant changes in the health care system in the United States or elsewhere might have a substantial impact on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize vaccine products based on the Company's vaccine delivery systems and vaccine candidates may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are collaborators or prospective collaborators of the Company.

     In addition, significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. The Company and its collaborators' success in generating revenue from sales of vaccine products may depend, in part, on the extent to which reimbursement for the costs of such products will be available from third-party payors such as government health administration authorities, private health insurers and health maintenance organizations ("HMOs"). In addition, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for vaccine products and could affect the market for vaccine products. If the Company succeeds in bringing one or more vaccine products to market, there can be no assurance that such products will be considered cost-effective or that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in product development. Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products approved for marketing by FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's vaccine products, the market acceptance of such products would be adversely affected.

     RISK OF PRODUCT LIABILITY; AVAILABILITY OF INSURANCE. The testing and marketing of vaccine products entails an inherent risk of product liability and the marketing of any vaccine products may expose the Company to product liability claims. The Company has obtained clinical trial liability insurance coverage in the amount of $2.0 million, which it deems appropriate for its current stage of development. However, there can be no assurance that the Company's present insurance coverage is now or will continue to be adequate as the Company further develops vaccine products. In addition, the Company's collaborative agreements may require the Company to obtain certain levels of product liability insurance. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on the business or financial condition of the Company. See "Business -- Product Liability."

     HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development and manufacturing processes involve the controlled use of hazardous, controlled and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company maintains safety procedures for handling and disposing of such materials that it believes comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially or adversely affected by current or future environmental laws or regulations.

     The Company is leasing premises in Cambridge, Massachusetts in an area of past industrial activities and, as a result of such past activities, there is evidence of low levels of oil and hazardous materials at the site leased by the Company. The Company believes that the level of oil and hazardous materials at the site are typical of this and many other urban areas and that no remediation of the site is likely to be required. However, there can be no assurance that in the future the Commonwealth of Massachusetts or the United States Environmental Protection Agency will not require remediation of the site and, if remediation were required, the Company could be required to bear part of the costs of remediation, which could be substantial.

     The research and development efforts sponsored by the Company involves use of laboratory animals. The Company may be adversely affected by changes in laws, regulations or accepted clinical procedures or by social pressures that would restrict the use of animals in testing or by actions against the Company or its collaborators by groups or individuals opposed to such testing.


     CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS. Upon the completion of this offering, the current executive officers, directors and principal stockholders of the Company will beneficially own or control approximately 56% of the outstanding shares of Common Stock and will therefore be able to elect all of the Company's directors, to determine the outcome of most corporate actions requiring stockholder approval, and otherwise to control the business of the Company. Such control could preclude any unsolicited acquisition of the Company and consequently adversely affect the market price of the Common Stock. The Company's Certificate of Incorporation and by-laws include certain restrictions which will be effective upon closing of this offering relating to calling meetings of stockholders, bringing matters before stockholders' meetings and taking stockholder action by written consent. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the General Corporation Law of Delaware which prohibits a publicly held corporation from engaging in a "business combination" with an "interested person" for a period of three years after the date of a transaction in which the person becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including changes in control or management which stockholders may deem to be in their best interests or transactions in which stockholders might otherwise receive a premium over then-current market prices. In addition, the Company's Board of Directors is authorized to issue from time to time shares of preferred stock, without stockholder authorization, in one or more designated series or classes. The issuance of preferred stock could make the possible takeover of the Company or the removal of the Company's management more difficult, discourage hostile bids for control of the Company in which stockholders may receive a premium for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and depress the market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."


     ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that an active market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the shares of Common Stock, like that of the common stock of many other early-stage pharmaceutical companies, is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, changes in reimbursement policies, healthcare legislation, developments in patent or other proprietary rights, developments in the Company's relationships with existing and future collaborative partners, if any, public concern as to the safety and efficacy of vaccines developed by the Company, fluctuations in the Company's operating results, and general market conditions may have a significant impact on the market price of the Common Stock.


     FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS. Future sales of shares of Common Stock in the public market by existing stockholders (including shares issued upon exercise of stock options or warrants) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or the perception that such sales could occur, and the exercise of outstanding registration rights could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. In addition to the 2,300,000 shares of Common Stock offered hereby, approximately 6,376,790 shares of Common Stock will be eligible for sale in the public market subject to compliance with Rule 144 and Rule 701 under the Securities Act, beginning 180 days from the date of this Prospectus upon the expiration of agreements not to sell such shares. Additionally, commencing 180 days after the date of this Prospectus, holders of approximately 5,892,256 shares of Common Stock (including shares issuable upon exercise of warrants) will have registration rights under certain conditions. Additional shares of Common Stock, including shares issuable upon exercise of options and warrants, will also become eligible for sale in the public market from time to time in the future, including 798,614 shares subject to outstanding options, which may be eligible for future sale pursuant to Rule 701 under the Securities Act. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."



     DILUTION. The initial public offering price will be substantially higher than the book value per share of currently outstanding Common Stock. Investors purchasing shares of Common Stock in this offering will suffer immediate, substantial net tangible book value dilution of $9.01 per share, assuming an initial public offering price of $12.00 per share. This dilution will be increased to the extent that holders of outstanding options and warrants to purchase Common Stock at prices below the initial public offering price exercise such options. See "Dilution."


     ABSENCE OF DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, for the development of its business. See "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discount and expenses payable by the Company, are estimated to be approximately $24,868,000 ($28,718,200 if the Underwriters' over-allotment option is exercised in full). The Company currently anticipates that an aggregate of approximately $1,000,000 of the net proceeds will be used to repay indebtedness incurred in April 1996 (which bears interest at the prime rate plus 2% per annum and is due on July 31, 1996 and which has been used to fund research and development and working capital requirements). The Company anticipates that the balance of the net proceeds will be devoted to research and development activities, including the scale up of PCPP manufacturing, and for working capital and other general corporate purposes.


     The Company believes that the net proceeds of this offering, together with the Company's available cash, should be sufficient to fund the Company's operating expenses and capital requirements through 1997. Thereafter, the Company will require substantial funds in addition to the proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. The Company anticipates that these funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. The Company also expects to seek additional collaborative agreements with corporate partners to fund its research and development programs. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process and other factors.

     Pending such uses, the net proceeds from this offering will be temporarily invested by the Company in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for the development of its business.

                                 CAPITALIZATION


     The following table sets forth as of March 31, 1996 (a) the actual capitalization of the Company, (b) the pro forma capitalization of the Company after giving effect to (i) the sale, subsequent to March 31, 1996, of shares of Preferred Stock to Pasteur Merieux and the receipt of $1,000,000 in gross proceeds therefrom, (ii) the conversion of all outstanding shares of Preferred Stock and the Convertible Notes into 5,761,903 shares of Common Stock upon the closing of this offering, (iii) the one-for-three reverse stock split of the Common Stock to be effected prior to the offering, (iv) the filing of an amendment to the Company's Certificate of Incorporation to change the authorized capital stock of the Company and (v) the incurrence of $1,000,000 in indebtedness in April 1996, and (c) the pro forma capitalization of the Company, as adjusted to reflect the sale by the Company of the 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the repayment of $1,000,000 in indebtedness out of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds," "Description of Capital Stock" and Notes E and G of Notes to Financial Statements.



                                                                   MARCH 31, 1996
                                                   ----------------------------------------------
                                                                                      PRO FORMA
                                                      ACTUAL         PRO FORMA       AS ADJUSTED
                                                   ------------     ------------     ------------
Notes payable....................................  $    934,565     $  1,000,000     $         --
Lease obligation payable, less current portion...       181,514          181,514          181,514
Redeemable convertible preferred stock...........    25,009,239               --               --
Stockholders equity (deficit):
  Preferred Stock -- $.001 par value; 5,000,000
     shares authorized, pro forma and pro forma
     as adjusted; no shares issued and
     outstanding.................................            --               --               --
  Common Stock -- $.001 par value; 30,000,000
     shares authorized, pro forma and pro forma
     as adjusted; 690,087 shares issued, actual;
     6,451,990 shares issued, pro forma;
     8,751,990 shares issued, pro forma as
     adjusted(1).................................           690            6,452            8,752
Additional paid-in capital.......................       134,325       27,072,507       51,938,207
Deficit accumulated during the development
  stage..........................................   (25,750,141)     (25,750,141)     (25,750,141)
                                                   ------------     ------------     ------------
     Total stockholders' equity (deficit)........   (25,615,126)       1,328,818       26,196,818
                                                   ------------     ------------     ------------
     Total capitalization........................  $    510,192     $  2,510,332     $ 26,378,332
                                                   ============     ============     ============


- ---------------

(1) Excludes 928,964 shares of Common Stock reserved for issuance upon exercise of warrants and options outstanding as of May 10, 1996. See
    "Management -- Stock Options" and "Description of Capital Stock."

                                    DILUTION


     The pro forma net tangible book value of the Company at March 31, 1996, after giving effect to the transactions described in footnote (1) to "Selected Financial Data," was $1,269,000, or approximately $0.20 per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,300,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value at March 31, 1996 would have been $26,137,000, or $2.99 per share. This represents an immediate increase in such net tangible book value of $2.79 per share to existing stockholders and an immediate dilution in net tangible book value of $9.01 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.....................            $12.00
    Pro forma net tangible book value per share as of December 31,
      1995..............................................................  $0.20
    Increase per share attributable to new investors....................   2.79
                                                                           ----
    Pro forma net tangible book value per share after offering..........              2.99
                                                                                    ------
    Dilution per share to new investors.................................            $ 9.01
                                                                                    ======


     The following table summarizes on a pro forma basis the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors in this offering (assuming an initial public offering price of $12.00 per share and before deducting the estimated underwriting discount and offering expenses):


                                                                       AVERAGE TOTAL
                                          SHARES PURCHASED             CONSIDERATION
                                        ---------------------     -----------------------       PRICE
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------     -------     -----------     -------     ---------
Existing Stockholders.................  6,451,990       73.4%     $27,310,000       49.7%      $  4.23
New Investors.........................  2,300,000       26.6       27,600,000       50.3       $ 12.00
                                        ---------      -----      -----------      -----
          Total.......................  8,751,990      100.0%     $54,910,000      100.0%
                                        =========      =====      ===========      =====



     The foregoing assumes no exercise of the Underwriters' over-allotment option and assumes no exercise of any outstanding stock options or warrants. At May 10, 1996, there were outstanding options to purchase an aggregate of 798,614 shares of Common Stock at a weighted average exercise price of $1.20 per share and outstanding warrants to purchase an aggregate of 130,350 shares of Common Stock at a weighted average exercise price of $2.54 per share. To the extent such outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Options," "Description of Capital Stock" and Note G of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below with respect to the Company's statement of operations data for the years ended December 31, 1993, 1994 and 1995 and with respect to the balance sheet data as of December 31, 1994 and 1995 have been derived from and should be read in conjunction with the more detailed financial statements of the Company and related notes thereto which have been audited by Richard A. Eisner & Company, LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. The selected financial data with respect to the Company's statement of operations data for the period from February 11, 1991 (inception) to December 31, 1991, for the year ended December 31, 1992 and with respect to the balance sheet data as of December 31, 1991, 1992 and 1993 have been derived from financial statements audited by Richard A. Eisner & Company, LLP but not included in this Prospectus. The selected financial data presented below as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is derived from the Company's unaudited financial statements included elsewhere in this Prospectus and reflect, in management's opinion, all adjustments necessary for a fair presentation of the results of operations for the periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for a full fiscal year. The selected financial data set forth below should be read in conjunction with the financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                      FEBRUARY 11, 1991                                                                 THREE MONTHS ENDED MARCH
                       (INCEPTION) TO                  FOR THE YEARS ENDED DECEMBER 31,                           31,
                        DECEMBER 31,       --------------------------------------------------------    --------------------------
                            1991              1992           1993           1994           1995           1995           1996
                      -----------------    -----------    -----------    -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Licensing and
   option
   revenue..........      $--              $   --         $   --         $   700,000    $   770,000    $   --         $    20,000
 Research and
   development
   revenue..........       --                  --             --               5,000      1,047,500        --             525,000
 Research and
   development
   grants...........       --                  --             --              16,269         19,980        --             --
 Interest income....       --                  --              83,610        163,591        126,249         65,330         12,427
                          ---------        -----------    -----------    -----------    -----------    ------------   ------------
       Total
        revenues....       --                  --              83,610        884,860      1,963,729         65,330        557,427
Expenses:
 Research and
   development......        619,938          2,430,785      4,205,781      5,756,042      5,734,427      1,639,203      1,346,986
 General and
   administrative...        212,888          1,228,679      1,452,344      1,887,512      1,854,732        564,560        348,808
 Depreciation
   expense..........          5,601             68,993        268,391        517,756        583,654        144,752        168,585
 Interest expense...         24,170            239,147         84,315         52,332         87,944          6,671         59,957
                          ---------        -----------    -----------    -----------    -----------    ------------   ------------
       Total
        expenses....        862,597          3,967,604      6,010,831      8,213,642      8,260,757      2,355,186      1,924,336
                          ---------        -----------    -----------    -----------    -----------    ------------   ------------
Net loss............      $(862,597)       $(3,967,604)   $(5,927,221)   $(7,328,782)   $(6,297,028)   $(2,289,856)   $(1,366,909)
                          =========        ===========    ===========    ===========    ===========    ============   ============
Pro forma net loss per share........................................................    $      (.98)   $      (.36)   $      (.21)
                                                                                        ===========    ============   ============
Pro forma weighted average common shares outstanding................................      6,390,760      6,390,364      6,425,559



                                                                                                       MARCH 31, 1996
                                             DECEMBER 31,                               --------------------------------------------
                 --------------------------------------------------------------------                                  PRO FORMA AS
                   1991         1992           1993           1994           1995          ACTUAL      PRO FORMA(1)   ADJUSTED(1)(2)
                 ---------   -----------   ------------   ------------   ------------   ------------   ------------   --------------
BALANCE
 SHEET DATA:
Cash and
 cash
 equivalents...  $  36,709   $    19,814   $    954,134   $  5,669,490   $  1,180,176   $    704,342    $2,704,482     $ 26,572,482
Working
 capital.......   (945,613)   (1,456,980)       394,438      4,856,567       (824,212)    (1,576,967)      357,738       25,225,738
Total
 assets........    131,475       955,098      2,742,301      7,667,363      2,727,905      2,302,778     4,302,918       28,170,918
Notes
 payable.......    796,298     1,031,988             --             --        923,315        934,565     1,000,000         --
Lease
 obligation
 payable,
 less
 current
 portion.......     --           244,448        220,028         46,838        210,842        181,514       181,514          181,514
Redeemable
 convertible
 preferred
 stock.........     --         3,936,231     12,581,906     24,508,053     24,527,073     25,009,239       --              --
Total
stockholders'
 equity
(deficit)......  $(862,097)  $(4,281,027)  $(10,751,850)  $(18,043,081)  $(24,248,340)  $(25,615,126)   $1,328,818     $ 26,196,818


- ---------------

(1) Presented on a pro forma basis to give effect to (i) the sale, subsequent to March 31, 1996, of shares of Preferred Stock to Pasteur Merieux and the receipt of $1,000,000 in gross proceeds therefrom, (ii) the automatic conversion of all outstanding shares of Preferred Stock into 5,553,569 of Common Stock upon the consummation of this offering; (iii) the issuance of 208,334 shares of Common Stock upon conversion of the Convertible Notes upon the consummation of this offering (exclusive of any shares of Common Stock issuable with respect to accrued interest on the Convertible Notes); and
    (iv) the incurrence of $1,000,000 in indebtedness in April 1996. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions," "Description of Capital Stock" and Notes to Financial Statements.

(2) Adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,300,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share and the repayment of an aggregate of $1,000,000 in indebtedness, plus accrued interest, out of the proceeds of this offering. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Since inception in February 1991, the Company has been engaged in the discovery and development of vaccine delivery systems and improved and novel vaccines for adults and children. The Company is in the development stage and has devoted substantially all of its resources to the research and development of its vaccine delivery systems and vaccine candidates and general and administrative expenses. Since inception, the Company has not generated any revenue from product sales, but has received an aggregate of $3,489,000 in revenues from licensing, option and research and development agreements, research and development grants and interest income. There can be no assurance that the Company will receive any such revenue in the future.



     The Company has not been profitable since inception. The Company's losses incurred since inception have resulted principally from expenditures under its research and development programs, and the Company expects to incur significant operating losses over the next several years due primarily to expanded research and development efforts, preclinical and clinical testing of its product candidates, investment in new technologies, investment in production capabilities for certain product candidates and the performance of commercialization activities. The Company's results of operations may vary significantly from quarter to quarter due to timing of license and milestone payments and other factors.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995



     The Company's total revenue increased by $492,000 to $557,000 in the three months ended March 31, 1996 from $65,000 for the same period in 1995. Revenue from research and development support agreements and from licensing and option agreements was $525,000 and $20,000, respectively, for the 1996 quarter. No similar revenue was recorded for the prior year quarter. Research and development revenue consisted principally of $313,000 and $138,000 received pursuant to agreements with Pasteur Merieux and SmithKline Beecham plc, respectively. Revenue from interest income decreased by $53,000 to $12,000 for the three months ended March 31, 1996 compared with $65,000 for the 1995 quarter, principally due to a reduction of cash and cash equivalents earning interest in the 1996 quarter.



     The Company's total expenses decreased $431,000 to $1,924,000 in the three months ended March 31, 1996 from $2,355,000 in the 1995 quarter. Research and development expenses decreased by $292,000 to $1,347,000 in the three months ended March 31, 1996 from $1,639,000 in the 1995 quarter principally as a result of a reduction in outside consulting costs and the conclusion of certain sponsored research agreements during 1995. General and administrative expenses decreased $216,000 to $349,000 in the three months ended March 31, 1996 from $565,000 in the 1995 quarter principally as a result of reduced legal costs associated with patent filings and decreased executive compensation costs resulting from a temporary reduction in executive salaries in the 1996 quarter.


FISCAL YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     The Company's total revenue increased by $1,079,000 to $1,964,000 in 1995 from $885,000 in 1994 and increased by $801,000 in 1994 from $84,000 in 1993.
Revenue from licensing and option payments increased by $70,000 to $770,000 in 1995 from $700,000 in 1994. Revenue from licensing and option payments in 1995 consisted principally of $750,000 earned under a collaboration agreement with Chiron Corporation. In 1994, revenue from option payments consisted of $500,000 and $200,000 received under an agreement with Pasteur Merieux and another company, respectively. The Company received no revenue from licensing and option payments in 1993. Revenue from research and development increased by $1,043,000 to $1,048,000 in 1995 from $5,000 in 1994. This increase was due primarily to the payment of $413,000 earned under a collaboration agreement with SmithKline Beecham plc and $625,000 earned under a collaboration agreement with Pasteur Merieux during 1995. The Company earned no revenue from research and development in 1993. Revenue from research and development grants increased by $4,000 to $20,000 in 1995 from $16,000 in 1994 primarily due to additional grant funding from the National Institutes of Health. The Company received no revenue from research and development grants in 1993. Revenue from interest income decreased by $38,000 to $126,000 in 1995 from $164,000 in 1994. This decrease was primarily due to a reduction of cash and cash equivalents earning interest during 1995. Revenue from interest income increased by $80,000 to $164,000 in 1994 from $84,000 in 1993. This increase is principally due to the increase in cash and cash equivalents as a result of the sale of Preferred Stock totalling $10,983,000 in 1994. Interest income was the Company's sole source of revenue in 1993.

     The Company's total expenses increased by $47,000 to $8,261,000 in 1995 from $8,214,000 in 1994 and increased by $2,203,000 in 1994 from $6,011,000 in
1993. Research and development expenses decreased slightly from $5,756,000 in 1994 to $5,734,000 in 1995. Research and development expenses increased by $1,550,000 in 1994 from $4,206,000 in 1993 principally as a result of growth in the Company's research and development programs relating to its vaccine delivery systems. General and administrative expenses decreased by $33,000 to $1,855,000 in 1995 from $1,888,000 in 1994, primarily as a result of substantial reductions in recruiting costs offset by increased legal and consulting costs associated with the negotiation of collaboration agreements in connection with the Company's vaccine delivery and other programs. General and administrative expenses increased by $436,000 to $1,888,000 in 1994 from $1,452,000 in 1993 principally as a result of costs related to the recruitment and hiring of additional management and research staff and increased legal costs primarily associated with patent filings.

LIQUIDITY AND CAPITAL RESOURCES


     From inception (February 11, 1991) through March 31, 1996, the Company's cash expenditures have exceeded revenues. The Company's operations have been funded principally through the sale of equity, loans from stockholders, equipment lease financing and payments under licensing, option and research and development agreements. Net cash used by the Company's operations was $22,879,000, which was principally used to fund research and development efforts and its general and administrative expenses. The Company incurred $2,589,000 in capital expenditures primarily for leasehold improvements and equipment for the Company's laboratories. The Company anticipates incurring approximately $750,000 in capital expenditures primarily on equipment necessary for the scale-up of PCPP manufacturing for the year ending December 31, 1996.



     From inception through March 31, 1996, the Company raised net proceeds of approximately $18,048,000 through the sale of equity securities. During the period, the Company borrowed an aggregate of $7,974,000 from certain stockholders. Of the amount borrowed, an aggregate of $6,676,000 plus accrued interest has been converted into Preferred Stock and $1,000,000 (plus accrued interest) will be converted into Common Stock upon the closing of this offering. In addition, from inception the Company has funded $751,000 of capital expenditures through capital leases, $510,000 of the principal of which has been repaid. In April 1996, the Company entered into a loan agreement with a bank pursuant to which it borrowed $1,000,000, bearing interest at the bank's prime rate plus 2%. This loan will be repaid from the proceeds of this offering.



     In December 1994, Pasteur Merieux made a $3,000,000 equity investment in the Company in connection with the execution of a collaboration agreement relating to Adjumer. In January 1996, Pasteur Merieux and OraVax, Inc. each made an equity investment of $250,000 in connection with the execution of an option agreement relating to VibrioVec. These amounts are included in the $18,048,000 referred to above. In April 1996, Pasteur Merieux made an additional equity investment of $1,000,000 in connection with the collaboration agreement relating to Adjumer.


     As of December 31, 1995 the Company's federal net operating loss carryforwards were approximately $16,700,000. If not used, the tax loss carryforwards will expire at various dates through 2010. The Company's ability to use these carryforwards is subject to limitations resulting from an ownership change as defined in Internal Revenue Code Section 382 and 383. See also Note H of Notes to Financial Statements.

     Following this offering, the Company will not have any credit facilities in place and will not be entitled to receive further payments unless certain milestones are achieved under its agreements with Pasteur Merieux or unless new collaborative agreements are entered into which provide for upfront payments or payments based upon milestones which the Company achieves. In 1996 and 1997 the Company plans to continue to devote a substantial portion of its spending to the research and development of vaccine delivery systems and vaccine candidates and expects to substantially increase research and development expenditures.

     The Company believes that the net proceeds of this offering, together with the Company's available cash, should be sufficient to fund the Company's operating expenses and capital requirements through 1997.

Thereafter, the Company will require substantial funds in addition to the proceeds of this offering to conduct development activities, preclinical studies and clinical trials and other activities relating to the commercialization of any potential products. The Company anticipates that these funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. The Company also expects to seek additional collaborative agreements with corporate partners to fund its research and development programs. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process and other factors.

     If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to the Company than might otherwise be available. See "Risk Factors -- History of Operating Losses; No Product Revenue and Uncertainty of Future Profitability" and "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                                    BUSINESS

GENERAL

     The Company is engaged in the discovery and development of vaccine delivery systems and improved and novel vaccines for adults and children. The Company is developing a portfolio of proprietary vaccine delivery systems designed to improve the efficacy, lower the cost of administration and improve patient compliance for a variety of vaccine products. The Company and its collaborators currently are applying the Company's vaccine delivery systems to develop vaccines for the prevention of influenza, Lyme disease and H. pylori infections. The Company has entered into long-term collaboration agreements with Pasteur Merieux, pursuant to which Pasteur Merieux may utilize the Company's vaccine delivery systems in developing a number of vaccines. The Company is also developing its own proprietary vaccines utilizing antigens licensed exclusively by the Company, including an oral vaccine for rotavirus infection, a gastrointestinal disease of infants, and a vaccine for HSV2, the virus that causes genital herpes.

     While vaccines have proven to be safe and effective for the prevention of certain infectious diseases, the Company believes that there is significant potential for improvement, including: enhancement of the immune response; reduction in the number of doses required for an effective immune response; increase in the percentage of the population responding to certain vaccines; delivery of vaccines through methods other than by injection; and stimulation of a mucosal immune response. To address these shortcomings, the Company is developing vaccine delivery systems that may lead to more effective and less costly vaccines, increased patient compliance and the introduction of new vaccines.


     The Company's strategy is to utilize its expertise in the design and application of vaccine delivery systems to develop vaccine products for infectious diseases that have significant and growing market potential. The Company is developing three vaccine delivery systems. The Adjumer vaccine delivery system utilizes a novel polymer, which is a synthetic polyphosphazene derivative ("PCPP"), as an adjuvant for use with a variety of antigens administered by injection. The Company believes that Adjumer-formulated vaccines will be capable of producing an enhanced and longer-lived immune response with fewer injections. In preclinical studies, Adjumer-formulated vaccines elicited an immune response that was greater than either vaccines formulated with alum, the only approved adjuvant for commercial use on humans, or non-adjuvanted vaccines. The Micromer vaccine delivery system utilizes a mixture of PCPP and antigens formed into hydrogel microparticles for the intranasal and oral delivery of vaccines. Mucosal vaccine delivery has potential advantages over conventional delivery by injection, including ease of administration and the generation of immunity at the mucosal surfaces, where most infectious organisms enter the body, as well as the generation of systemic (blood and other organs) immunity. The VibrioVec vaccine delivery system utilizes a recombinant bacterial vector for the oral delivery of antigens to the gastrointestinal tract. The Company believes that VibrioVec-delivered vaccines will be capable of inducing a systemic and mucosal immune response.


     As part of the Company's strategy to bring its vaccine delivery technologies to market, the Company collaborates with corporate partners that offer substantial market presence, unique antigens or complementary technologies. The Company and Pasteur Merieux, the leading worldwide supplier of influenza vaccines, are currently collaborating on the development of an Adjumer-formulated vaccine for influenza. Pursuant to a separate agreement with Pasteur Merieux, the Company is conducting research on the mucosal administration of an influenza vaccine using its Micromer vaccine delivery system. Influenza accounts for an average of 20,000 deaths annually in the United States; the greatest number of fatalities occur among the elderly. The Company anticipates that Pasteur Merieux will commence Phase I clinical trials on an Adjumer-formulated influenza vaccine in France during 1996. Pasteur Merieux also has the right to develop Adjumer-formulated vaccines for prevention of other diseases, including Lyme disease.

     The Company is also conducting research relating to the use of VibrioVec for the delivery of vaccines to prevent and treat infections caused by H. pylori. H. pylori is a bacterium that causes chronic gastritis and peptic ulcers. Currently, no vaccine or generally effective therapy is approved for the elimination of H. pylori infection. The Company is conducting research separately with CSL and PM-O to determine the utility of the Company's VibrioVec system in delivering vaccines against H. pylori.

     The Company is also developing novel vaccines against rotavirus and HSV2 infections. Rotavirus is a major cause of diarrhea and vomiting in infants. The Company has completed Phase I clinical trials of an orally delivered live human rotavirus vaccine selected to elicit a broadly protective immune response to the most prevalent strains of rotavirus. HSV2 is a sexually transmitted virus with an estimated incidence of 500,000 new cases occurring in the United States each year. At present, there is no approved vaccine for prevention of rotavirus or HSV2 infection.


     In connection with its collaboration relating to Adjumer, Pasteur Merieux made a $3.0 million equity investment in the Company in December 1994. In addition, in connection with this collaboration, in April 1996 Pasteur Merieux made a milestone payment of $2.5 million to the Company and an additional equity investment of $1.0 million in the Company. Contingent upon achieving certain milestones, Pasteur Merieux has agreed to pay the Company an additional $1.0 million in connection with the development of Adjumer and up to an additional $7.2 million in connection with the development of Adjumer-formulated vaccines for the prevention of influenza and Lyme disease. Contingent upon achieving certain milestones, Pasteur Merieux has also agreed to make payments, on a product by product basis, if Pasteur Merieux commences clinical development of Adjumer-formulated vaccines against certain specified pathogens, or Micromer-formulated vaccines directed against influenza and other specified pathogens. Pasteur Merieux is required to fund all costs associated with the development and commercialization, including the costs of clinical trials, of any vaccines it elects to develop utilizing the Company's technology and to make royalty payments based on product sales.


VACCINE OVERVIEW


     THE VACCINE MARKET. Vaccines have long been recognized as a safe and cost-effective method for preventing infection caused by certain bacteria and viruses. The Centers for Disease Control and Prevention (the "CDC") have estimated that every dollar spent on vaccination saves $16 in healthcare costs. There are currently 16 vaccines in routine use in the United States against such life-threatening infectious organisms as tetanus, diphtheria, poliovirus, hepatitis B virus, Haemophilus influenzae B, measles, mumps and rubella. From 1990 to 1995, annual worldwide vaccine sales increased from $1.6 billion to $3.6 billion, a compound annual growth rate of approximately 17.5%. The Company believes that this growth may be accelerated as a result of advances in vaccine technologies and formulations that address the shortcomings of existing vaccines. Areas of potential improvement include enhancement of immune responses, which could lead to reduction in the number of doses required for effective protection as well as effective immunization in a higher percentage of the population, and delivery of vaccines through methods other than injection. The vaccine market may also expand due to the introduction of new purified antigens, produced as a result of advances in molecular biology. The Company also believes that the growing awareness and incidence of certain infectious diseases, such as H. pylori, hepatitis C virus, HIV1 and HSV2 infection, could further expand the vaccine market.


     THE IMMUNE SYSTEM AND VACCINES. The function of the human immune system is to respond to pathogens, including infectious bacteria and viruses, that enter the body. However, a pathogen may establish an infection and cause disease before it is eliminated by an immune response. Antibodies are produced as part of the immune response to antigens, which are components of the pathogen. These antibodies can continue to circulate in the human body for many years, providing continued protection against reinfection by the same pathogen.

     Protective antibodies can be produced in both the systemic and mucosal branches of the immune system. The systemic immune system produces IgG antibodies to protect against infection occurring in blood and deep tissue. The mucosal immune system produces IgA antibodies that protect against infection occurring in the mucosal layer lining the digestive, respiratory and genitourinary tracts. Mucosal immunity may act as a first line of defense, by attacking pathogens at the point of entry into the body, prior to systemic penetration, as well as by targeting certain pathogens such as H. pylori, influenza and rotavirus that propagate exclusively at the mucosal layer.

     Vaccines are a pre-emptive means of generating a protective antibody response. A vaccine consists of either a weakened pathogen or pathogen-specific, non-replicating antigens which are deliberately administered to induce the production of antibodies. When weakened pathogens are used as a vaccine, they replicate in the body, extending presentation to the immune system and inducing the production of antibodies without causing the underlying disease. When non-replicating antigens are used as a vaccine, they must be delivered in sufficient quantity and remain in the body long enough to generate an effective antibody response. To achieve this goal, many vaccines require multiple administrations. Of the 16 vaccines currently in routine use, 14 are delivered by injection and stimulate only systemic immunity. Only polio and typhoid vaccines can be administered orally and induce both a mucosal and a systemic immune response. Both of these vaccines are live, weakened pathogens that localize in the intestines and do not require a separate vaccine delivery system.

     ADJUVANTS. The antigens contained in many injectable vaccines will not produce an immune response sufficient to confer protection against infection and require the use of an adjuvant to sustain the presentation of the antigens to the human immune system. Alum (aluminum hydroxide) is the only adjuvant currently approved by the FDA for commercial use in humans. While alum has gained widespread use, it does not sufficiently enhance the immune response to permit administration of many existing injected vaccines in a single dose. In the case of certain vaccines, such as influenza, alum is ineffective as an adjuvant.

     The Company believes that alum will prove ineffective for vaccines using many of the new purified recombinant antigens being developed. Further, alum cannot be used for mucosal delivery of vaccines. Accordingly, the Company believes that there is a significant need for a new adjuvant that is safe, works with a wide variety of antigens, induces a protective immune response with only one or two injections and can be administered mucosally. These attributes could result in certain benefits, including cost savings and improved patient compliance.

COMPANY VACCINE DELIVERY SYSTEMS

     The Company is developing a portfolio of proprietary vaccine delivery systems designed to improve the efficacy, lower the cost of administration and improve patient compliance for a variety of vaccine products. The following summarizes the Company's three main vaccine delivery systems:


 DELIVERY                                     DELIVERY                    POTENTIAL
  SYSTEM           COMPOSITION                 METHOD                    BENEFITS(1)
- ----------    ----------------------    ---------------------    ----------------------------
Adjumer       Water Soluble Polymer     Injectable               Enhanced systemic immune
                                                                 response; fewer injections

Micromer      Polymer Microparticles    Mucosal                  Systemic and mucosal immune
                                                                 responses; no injection

VibrioVec     Genetically Engineered    Oral                     Systemic and mucosal immune
              Bacterial Vector                                   responses; targeted
                                                                 delivery; no injection;
                                                                 single dose


- ---------------
(1) Based upon preclinical studies conducted by the Company. The Company's vaccine delivery systems are in various stages of development. The summary information included in the above table is qualified in its entirety by the detailed discussions of each of the vaccine delivery systems that follows.

     ADJUMER. The Company is developing Adjumer, a proprietary vaccine delivery system as an adjuvant to enhance the immune response to injected vaccines. Adjumer is a water soluble, synthetic derivative of the polymer polyphosphazene
(PCPP). The water soluble nature of PCPP facilitates a simple aqueous-based manufacturing process for vaccines, thereby preserving the integrity of the antigen.

     In preclinical studies conducted by the Company, Adjumer demonstrated sustained presentation of influenza, hepatitis B, HSV2, HIV1 and tetanus antigens to the immune system. In those preclinical studies, single intramuscular injections of Adjumer-formulated vaccines elicited a higher immune response than both alum-formulated vaccines and non-adjuvanted vaccines as measured by resulting IgG antibody levels. In additional preclinical studies, an Adjumer-formulated influenza vaccine using lower antigen doses sustained higher antibody levels over a longer time period than both alum-formulated vaccines and non-adjuvanted vaccines. In certain other preclinical studies Adjumer-formulated vaccines produced an effective immune response in a higher percentage of animals than in animals receiving existing vaccine formulations. Furthermore, in these studies, as well as tests conducted using Adjumer alone, the Company observed no material adverse reactions when Adjumer was administered at effective levels.

     Based on these preclinical results, the Company believes that an Adjumer-formulated vaccine may provide a number of benefits over existing injected vaccines. These benefits include reducing the number of doses required for an effective immune response, thereby improving compliance; providing cost savings as a result of the reduction in the number of doses and the amount of antigen required; and increasing the time period over which immune protection can be sustained. In addition, based on the results of these preclinical studies, the Company believes that an Adjumer-formulated vaccine may be able to induce an immune response in a number of subjects who would not otherwise respond to existing vaccines. The Company expects that the first human clinical trials of a vaccine using Adjumer as a delivery system will commence in 1996. See "-- Product Development Programs."


     MICROMER. The Company is conducting ongoing research on Micromer, a proprietary vaccine delivery system designed to facilitate the mucosal (intranasal or oral) delivery of antigens and stimulate both the systemic and mucosal branches of the immune system. The focus of the Company's current efforts are on intranasal delivery. Micromer is synthesized utilizing a manufacturing process in which PCPP and an antigen are formulated into hydrogel microparticles. The Company believes that the physical characteristics of these microparticles will facilitate absorption by mucosal surfaces.


     In preclinical studies conducted by the Company, several Micromer-formulated antigens delivered intranasally elicited both a mucosal
(IgA) immune response and a systemic (IgG) immune response. IgA antibodies were detected at all mucosal sites, and the level of IgG antibodies was comparable to the level obtained through Adjumer-formulated injections of the same antigen. A micromer-formulated influenza vaccine required only a single, intranasal dose to provide an immune response sufficient to protect the animals against subsequent infection by the influenza virus. In addition to conducting further research on the Micromer vaccine delivery system, the Company has commenced research on additional Micromer-formulated vaccines.

     VIBRIOVEC. The Company is developing VibrioVec, a proprietary vaccine delivery system that uses a bacterial vector for the oral delivery of antigens. This vector is a live organism that has been genetically altered to make it non-virulent, incapable of reacquiring virulence and capable of delivering selected antigens. VibrioVec is an attenuated form of the bacterium Vibrio cholerae.

     In preclinical studies conducted by the Company, single, oral doses of VibrioVec engineered to express genes encoding antigens from selected bacteria have generated systemic and mucosal immune responses that protected against infection from the virulent organism. In addition, in 1995 the Company completed Phase II human clinical studies involving more than 100 subjects administering VibrioVec as a potential cholera vaccine. The subjects in this study showed no clinically significant vaccine-related side effects. Separate clinical trials will be needed to test each antigen proposed to be delivered by VibrioVec.

     Based on its preclinical studies, the Company believes that VibrioVec will be an effective oral delivery system that can deliver antigens to the gastrointestinal tract where the VibrioVec vector will grow and express the antigens for a limited period of time. The Company is currently inserting the genes which encode certain H. pylori antigens into VibrioVec to determine if the vector containing these genes can grow and express the antigen.

STRATEGY

     The Company's strategy is to utilize its expertise in the design and application of vaccine delivery systems to create improved versions of existing vaccines, as well as to develop new vaccines. The key elements of the Company's strategy are to develop novel vaccine delivery systems, develop proprietary vaccines and establish collaborations for product development and commercialization.

     DEVELOP NOVEL VACCINE DELIVERY SYSTEMS. The Company is developing a portfolio of vaccine delivery systems to address shortcomings in currently available delivery methods, as well as to provide new methods of vaccine delivery. The Company's vaccine delivery systems, which are based on a novel polymer and on bacterial vectors, have the potential to improve existing injectable vaccines and to permit intranasal and oral delivery of vaccines. These systems may be applicable to most of the vaccines in routine use and may enable the introduction of new vaccines to prevent bacterial or viral diseases for which there is currently no adequate treatment or prevention. The Company intends to pursue the broad application of its current vaccine delivery systems, as we well as to continue to invest in development of new vaccine delivery technologies.

     DEVELOP PROPRIETARY VACCINES. The Company is currently developing several proprietary vaccines believed to have significant near-term commercial promise. The Company is continuing to seek exclusive licenses for suitable antigens to be used to develop vaccines with a significant market potential. The Company believes that the development of its own proprietary vaccines complements its development of novel vaccine delivery systems. The Company believes that its ability to combine its vaccine delivery technology with its own proprietary antigens may lead to the introduction of new vaccines with competitive advantages.

     ESTABLISH COLLABORATIONS FOR PRODUCT DEVELOPMENT AND COMMERCIALIZATION.
The Company has entered into and intends to seek additional collaborative agreements with established vaccine companies to develop vaccines utilizing the Company's vaccine delivery systems and its collaborators' antigens. By entering into these collaborations, the Company believes it will benefit from the antigen development work already performed by its collaborators and from access to their extensive clinical testing capabilities, wide distribution and marketing infrastructure and market presence. This strategy may permit the Company to take advantage of established markets for its collaborators' existing vaccines and expedite commercialization of products incorporating the Company's technologies.


     With respect to proprietary vaccines being developed, the Company generally intends to seek collaborators to be responsible for completing the clinical testing and for the manufacturing and marketing of the vaccine. However, the Company intends to develop such proprietary vaccines to the point at which it believes it can establish the most commercially favorable collaborations. The Company believes that this strategy will allow the successful market introduction of products incorporating the Company's technologies without the Company incurring the substantial costs associated with clinical development.

PRODUCT DEVELOPMENT PROGRAMS

     The Company and its collaborators are engaged in research and development efforts on the vaccine programs using the Company's technologies summarized in the table below. The summary information included in this table is provided solely for convenience of reference and is qualified in its entirety by the detailed discussion of each of the vaccine programs that follows.

    VACCINE PROGRAM            MARKET APPLICATION                STATUS(1)            COLLABORATOR(2)
- -----------------------    ---------------------------    ------------------------    ----------------
ADJUMER
  Influenza                Prevention of Influenza        Preclinical/Expected to     Pasteur Merieux
                                                            enter Phase I (France)
                                                            in 1996

  Lyme Disease             Prevention of Lyme disease     Preclinical                 Pasteur Merieux

MICROMER
  Influenza                Prevention of Influenza        Research                    Pasteur Merieux

VIBRIOVEC
  H. pylori vaccine        Prevention and treatment of    Research                    PM-O
     using urease          H. pylori infection

  H. pylori vaccine        Prevention and treatment of    Research                    CSL
     using                 H. pylori infection
     lipopolysaccharide

PROPRIETARY VACCINES
  Rotavirus                Prevention of rotavirus        Phase I                     --
                           disease in infants

  HSV2                     Prevention of genital          Research                    --
                           herpes

- ---------------
(1) "Research" refers to development of analysis systems, evaluation of vaccine candidates, development of prototypes of vaccines and vaccine delivery systems and other associated research.

    "Preclinical" refers to studies being conducted in the laboratory using animal models to evaluate the potential efficacy and safety of a product, including immunogenicity and toxicology testing.

    "Phase I" refers to the first phase of human clinical trials required to gain evidence of safety and immunogenicity of a vaccine.

(2) See "-- Collaborative Agreements" for a more detailed discussion of the Company's collaborative agreements.

  ADJUMER PROGRAMS


     INFLUENZA. Pursuant to an agreement with Pasteur Merieux, Pasteur Merieux is developing an Adjumer-formulated influenza vaccine. Influenza and its complications account for an average of 20,000 deaths annually in the United States, greater than 80% of which are estimated to occur among the elderly. However, fewer than 40% of persons at high risk of complications from influenza (e.g., the elderly, persons suffering from respiratory infections and immunocompromised patients) receive immunizations. Currently available vaccines for the prevention of influenza generally exhibit efficacy rates ranging from 55% to 70% and provide relatively short-lived immune responses which do not always afford protection throughout the influenza season. As a result of the changes in the prevalent influenza strains, influenza vaccines have to be reformulated and administered annually. The Company estimates that worldwide influenza vaccine market sales are approximately $250 million per year. A number of large companies market influenza vaccines. The Company believes, based on discussions with Pasteur Merieux, that Pasteur Merieux has an approximately 50% worldwide market share. The Company believes that improved efficacy of the influenza vaccines in the elderly would significantly expand the market for this product. The Company is aware of two approved influenza therapies, which are not widely used because of their limited applicability.


     In preclinical studies conducted by the Company and Pasteur Merieux, an Adjumer-formulated influenza vaccine produced a significantly enhanced and longer-lived immune response than one of the influenza vaccines currently on the market. Pasteur Merieux recently completed preclinical toxicity studies of this Adjumer-formulated influenza vaccine candidate and plans to initiate Phase I human clinical trials of this vaccine in France during 1996. As part of its collaboration with Pasteur Merieux, the Company will conduct additional toxicology work with Adjumer alone and will provide Adjumer for all the preclinical and clinical studies to be conducted by Pasteur Merieux. See "-- Collaborative Agreements."

     LYME DISEASE. The Company and Pasteur Merieux are conducting research on the development of an Adjumer-formulated Lyme disease vaccine utilizing Pasteur Merieux's antigen. Lyme disease was first recognized in the United States 20 years ago when a cluster of arthritis cases was reported from Lyme, Connecticut. The bacteria that cause Lyme disease are transmitted by ticks, and the infection causes a variety of conditions ranging from influenza-like symptoms to chronic neurologic, cardiac and joint abnormalities. In 1994, 13,000 cases of Lyme disease were reported to the CDC, representing an increase of 53% over the number of cases reported in 1993. The Company believes that the number of cases of Lyme disease is underestimated because of difficulties in early diagnosis and under-reporting of infections. Of the reported cases, 85% occurred in six northeastern states of the United States, where approximately 20% of the total United States population is concentrated. Antibiotic therapy for Lyme disease is generally effective if started early. However, treatment for later stage disease has not generally been successful. Given the continuing difficulties with early diagnosis and the potentially serious consequences of infection, efforts have focused on developing a vaccine to prevent Lyme disease.

     Pasteur Merieux and SmithKline Beecham plc are each currently conducting Phase III clinical studies on their own proprietary vaccines for the prevention of Lyme disease. The Company believes that both of these vaccine candidates require two doses to elicit an effective immune response. The Company believes that an Adjumer-formulated Lyme disease vaccine might induce a longer-lasting immune response and thereby permit delivery of a vaccine in a single dose.

  MICROMER PROGRAM

     INFLUENZA. The Company and Pasteur Merieux are collaborating on research to determine the feasibility of developing a Micromer-formulated influenza vaccine to stimulate both a mucosal and a systemic immune response. The Company believes that a mucosal vaccine could be more efficacious than an injectable vaccine because influenza infects mucosal surfaces. Moreover, the convenience of intranasal (or oral) administration of a Micromer-formulated influenza vaccine may expand the existing influenza vaccine market to cover new patients, particularly those at higher risk (e.g., children and elderly persons). The Company and Pasteur Merieux are currently conducting animal studies to assess the dosage and the immune response generated by a Micromer-formulated influenza vaccine.

  VIBRIOVEC PROGRAM


     H. PYLORI. Pursuant to separate agreements, the Company is conducting research with each of PM-O and CSL to determine the feasibility of utilizing VibrioVec to deliver vaccines against H. pylori infection. The Company is aware of three different companies, CSL, PM-O and Chiron Biocene Inc., engaged in developing H. pylori vaccines. By entering into agreements with CSL and PM-O in which the use of VibrioVec with their respective proprietary antigens are being evaluated, the Company believes it has increased its opportunity to participate in the development of a vaccine for H. pylori.



     In recent years, clinical studies have established that H. pylori infections are a direct cause of chronic gastritis and peptic ulcer disease. Moreover, a strong correlation exists between H. pylori infection and increased risk of gastric cancer. Approximately five million patients are treated annually for peptic ulcers in the United States at a direct medical cost estimated to exceed $5 billion. There are currently no accepted methods for the prevention of chronic gastritis or peptic ulcer disease caused by H. pylori. Until recently, treatment of peptic ulcer disease has been based on the inhibition of gastric acid secretion through the use of H(2)-antagonists (e.g. Tagamet or Zantac) or protein pump inhibitors (e.g. Prilosec). These treatments permit the healing of ulcers, but alone do not cure the H. pylori infection. Eradication of H. pylori has been accomplished by use of antibiotics in combination with anti-secretory drugs or bismuth, which form of treatment was recently approved by the FDA.

     Although vaccines generally produce immune responses which protect against infection, they are not generally effective in treating existing infection. However, because the infection with H. pylori localizes at the mucosal surface of the stomach, the Company believes that a VibrioVec-delivered vaccine that generates both mucosal and systemic immune responses may be effective both in the prevention and treatment of this infection.

     PM-O is independently developing a vaccine against H. pylori infection utilizing urease as an antigen. Pursuant to an option agreement, PM-O and the Company are currently inserting urease genes into VibrioVec in order to assess in preclinical studies the efficacy of a VibrioVec-delivered urease vaccine. CSL is independently conducting research to determine whether lipopolysaccharide
(LPS) of H. pylori is an effective antigen for treatment and prevention of H. pylori infection. Pursuant to an agreement with CSL, the Company is inserting LPS genes into VibrioVec to assess the efficacy of a VibrioVec-delivered LPS vaccine. In animal studies conducted by the Company using a VibrioVec-delivered vaccine, genes encoding an LPS antigen from a microorganism unrelated to H. pylori were expressed and induced a protective mucosal immune response. See
"-- Collaborative Agreements."

  PROPRIETARY VACCINE PROGRAMS


     The Company is developing proprietary vaccines based on antigens or attenuated microorganisms exclusively licensed by the Company from third parties. The initial focus of the Company is on vaccines directed against rotavirus and genital herpes infection.



     ROTAVIRUS VACCINE. The Company is developing an oral vaccine designed to prevent rotavirus infection, which is the major cause of acute diarrhea and vomiting in infants. There are several strains of rotavirus that can cause disease. Each year approximately 500,000 infants in the United States require treatment for this disease and approximately 90,000 of those infants have disease of a severity that requires hospitalization. Currently, no product is available for the prevention of rotavirus infection in infants. The Company is aware of two large pharmaceutical companies (Merck & Co., Inc. and Wyeth-Ayerst, Inc.) that are engaged in clinical development of vaccines directed against rotavirus infection. Since rotavirus infects infants, the Company anticipates that an effective vaccine might be incorporated into the routine pediatric immunization schedule.


     The Company's vaccine candidate is an orally-delivered attenuated live human rotavirus. No separate vaccine delivery system is required because the rotavirus naturally localizes in the intestines. Epidemiologic studies in infants indicate that the rotavirus isolate being utilized by the Company induces immune responses against reinfection from a variety of rotavirus strains. In January 1996, the Company completed a Phase I clinical trial of this vaccine candidate involving 44 infants. The clinical trial was a double-blind, placebo controlled study to determine the safety and immunogenicity of a two-dose regimen of this vaccine candidate. In this trial, 95% of the subjects developed a mucosal IgA immune response with no clinically significant vaccine-related side effects. The Company plans to commence a Phase I/II dosing study in infants during 1996.

     HSV2 VACCINE. The Company is conducting research on a vaccine for the prevention of genital herpes. This disease currently affects a total of 40-60 million people in the United States and Europe with more than 500,000 new cases occurring in the United States each year. Current therapy is based on antiviral compounds (e.g., Zovirax and Famvir). There are no approved methods for the prevention of genital herpes infection. The Company is aware of a number of pharmaceutical companies and biotechnology companies conducting research, development and clinical trials on vaccines against genital herpes. To date, attempts to generate a vaccine to treat genital herpes have been unsuccessful. Concern about the safety of using a live attenuated, replicating virus in a genital herpes vaccine has hampered development efforts in this area.

     The Company's vaccine candidate is a disabled HSV2 virus genetically-engineered to be incapable of reproducing itself in subjects. In animal models, this disabled virus stimulated a protective immune response comparable to virulent HSV2. The Company believes that this vaccine candidate does not carry with it the risks of a live, replicating vaccine. This program is in the research stage.

  OTHER VACCINE PROGRAMS

     HIV1 VACCINE. The Company is conducting research on a preventative vaccine against HIV1 virus. Approximately 17 million people worldwide are estimated to be infected with HIV1, the principal HIV virus in the developed world. It is believed that all HIV1 infected individuals will develop AIDS, which has a fatality rate believed to be 100%. Current treatment of HIV1 infection is based on use of antiviral agents. Numerous companies are conducting clinical trials to develop treatments and vaccines for AIDS. The Company is developing a preventative Adjumer-formulated vaccine candidate utilizing non-infectious HIV1 antigens. The Company intends to seek third party funding for further research and development on this vaccine candidate.

     OTHER VACCINES. The Company believes its delivery systems and other proprietary technologies can be utilized to develop vaccines directed against diseases in addition to those described above. For example, the Company's vaccine delivery systems may be directed to the development of vaccines against parainfluenza virus type 3 ("PIV") and respiratory syncyctial virus ("RSV") (both of which are covered by the Company's agreement with Pasteur Merieux relating to Micromer) and pneumococcal pneumonia and infections caused by meningococcus (both of which are covered by the Company's agreement with Pasteur Merieux relating to Adjumer). The Company is seeking other collaborations to develop an Adjumer-formulated vaccine against hepatitis B virus and a vaccine using either Adjumer, Micromer or VibrioVec directed against human papilloma virus, the virus that causes genital warts. The Company also believes its vaccine delivery systems may be useful for pediatric combination vaccines and animal vaccines. The Company continues to seek exclusive licenses to proprietary antigens being developed by academic and other institutions. Additionally, the Company is conducting research utilizing In Vivo Expression Technology ("IVET"), a technology licensed by the Company, which may result in the identification of genes and proteins that are expressed only when bacteria grows in vivo and thereby cause an infection. This may result in the identification of novel vaccine antigens.

COLLABORATIVE AGREEMENTS


     PASTEUR MERIEUX SERUMS & VACCINS S.A. The Company is a party to two license agreements entered into in December 1994 and August 1995 with Pasteur Merieux relating to Adjumer and Micromer-formulated vaccines, respectively, for the prevention of a variety of infectious diseases. Under the agreements, Pasteur Merieux has been granted the exclusive right to make, use and sell Adjumer and Micromer-formulated vaccines for prevention of influenza, Lyme disease and diseases caused by meningococcus and the co-exclusive right (exclusive, except for the right of the Company or one other person licensed by the Company) to make, use and sell Adjumer and Micromer-formulated vaccines directed against five other pathogens, including pneumococcus and RSV. The licenses to Pasteur Merieux apply to specified territories, including North and South America, Europe, Africa, Thailand and the countries of the former Soviet Union. The Company has retained rights to make, use, sell and license Adjumer and Micromer-formulated vaccines against the subject infections in most of the Far East, including China and Japan, subject to certain geographical extension rights available to Pasteur Merieux.



     Pasteur Merieux made a $3.0 million equity investment in the Company in December 1994 upon the execution of the agreement relating to Adjumer. In addition, in connection with this collaboration, in April 1996 Pasteur Merieux made a milestone payment of $2.5 million to the Company and an additional equity investment of $1.0 million in the Company. Contingent upon achieving certain milestones, Pasteur Merieux has agreed to pay the Company an additional $1.0 million in connection with the development of Adjumer and up to an additional $7.2 million in connection with the development of Adjumer-formulated vaccines for influenza and Lyme disease. Contingent upon achieving certain milestones, Pasteur Merieux has also agreed to make payments, on a product by product basis, if Pasteur Merieux commences clinical development of Adjumer-formulated vaccines against certain specified pathogens, or Micromer-formulated vaccines directed against influenza and other specified pathogens. Pasteur Merieux is required to fund all costs associated with the development and commercialization, including the costs of clinical trials, of any vaccines it elects to develop utilizing the Company's technology. In addition, the Company will be entitled to royalties based on net sales of any vaccine products developed and sold by Pasteur Merieux pursuant thereto.

     In connection with its agreement relating to Micromer, the Company has agreed to conduct research through July 1997 to develop Micromer-formulated vaccines directed against influenza and PIV. Pasteur Merieux has agreed to pay to the Company up to a maximum of $2.5 million to fund this research, of which $1.25 million had been paid through March 31, 1996.



     Under the agreement relating to Adjumer, the Company was required to use commercially reasonable efforts to establish a process capable of yielding quantities of clinical grade PCPP for use by Pasteur Merieux in clinical studies. The Company has satisfied this requirement. In addition, Pasteur Merieux and the Company have agreed to enter into a cost-based supply agreement, upon terms to be negotiated, pursuant to which the Company will be responsible for scaling-up the process of PCPP production in an efficient, cost-effective cGMP manufacturing facility according to agreed-upon specifications. However, Pasteur Merieux has reserved the right to manufacture PCPP for use in Adjumer- and Micromer-formulated vaccines.


     PASTEUR MERIEUX -- ORAVAX, INC. (PM-O). In November 1995, the Company entered into two option agreements with PM-O relating to the use of the Company's vaccine delivery systems to develop vaccines against H. pylori infections utilizing certain specified antigens other than LPS. Under the agreements, PM-O has agreed to evaluate during the option period the potential effectiveness of applying the Company's vaccine delivery systems for this use. The Company has agreed that during the option period it will not grant rights in the field covered by the option agreements to any third party (which did not affect the Company's ability to enter into the agreement with CSL described below). The parties have also agreed to initiate good faith negotiations with respect to a license agreement under which the Company would grant rights to PM-O to use the Company's vaccine delivery systems to develop and commercialize
H. pylori vaccines. The option with respect to VibrioVec expires in November 1996 and the option with respect to PCPP-based delivery systems expires twelve months from the date of receipt by PM-O of a specified quantity of clinical grade PCPP. PM-O may extend each of the options under certain conditions for an additional six month period. In connection with the execution of these option agreements, Pasteur Merieux and OraVax, Inc. each made a $250,000 equity investment in the Company in January 1996.


     CSL LTD., AUSTRALIA. In January 1996, the Company and CSL entered into a research agreement pursuant to which the parties are conducting research into a vaccine against H. pylori infection utilizing the Company's VibrioVec technology and CSL's LPS antigen. CSL has agreed to pay the Company $150,000 for research undertaken by the Company. CSL is an Australian public corporation that develops, manufactures and markets vaccines, pharmaceutical and diagnostic products. If, as a result of the research conducted, both parties determine that a vaccine should be further developed, the parties have agreed to negotiate in good faith a development agreement under which they will share equally in profits and expenses of development. If the parties fail to reach an agreement, each of the Company and CSL will have a co-exclusive right to make, use and sell an H. pylori vaccine using the LPS antigen delivered by VibrioVec, subject to the payment of royalties to the other party. If only one party determines to pursue development, that party will have the sole right to develop and commercialize such vaccine, subject to the payment of royalties to the other party. Pursuant to the agreement, the Company and CSL may also evaluate Micromer as an alternative vaccine delivery system for a vaccine using LPS as an antigen directed against H. pylori infection.


     SMITHKLINE BEECHAM PLC. The Company and SmithKline Beecham plc ("SB") entered into a research and license agreement in June 1995, pursuant to which the Company is conducting research using IVET in the identification of novel in vivo expressed genes of a specific microorganism. Under the terms of the agreement, SB has agreed to pay an aggregate of $1.1 million of research payments through April 1997 ($412,500 of which has been paid through March 31, 1996), subject to SB's right to terminate the agreement if certain milestones are not met. Subject to certain limitations, the Company has exclusive rights to the intellectual property resulting from the research for use in developing vaccines and, subject to certain limitations, SB has been granted exclusive rights to non-vaccine products resulting from such research. The Company has also granted SB a right of first offer with respect to vaccines developed under the agreement if the Company determines to license such vaccines to third parties. SB has agreed to pay the Company up to $3.2 million contingent upon the successful completion of certain milestones relating to the testing, development and regulatory approval of products subject to the agreement, 50% of which would be creditable against future royalties. In addition, SB has agreed to pay royalties to the Company based on the net sales of any such products sold by SB. Other than pursuant to this agreement, the Company does not anticipate conducting additional research and development of the technology that is the subject of this agreement.

     CHIRON CORPORATION ("CHIRON"). In December 1995, the Company and Chiron entered into an agreement pursuant to which the Company granted Chiron an exclusive license to use certain inventions made or licensed by the Company to carry out research and development activities with respect to intracellular immunization (i.e., gene therapy) products directed against HIV1 infection. Under the terms of the agreement, Chiron paid the Company $750,000 and will be obligated to pay an additional $300,000 in support of the Company's research in this area unless Chiron terminates the agreement prior to January 1, 1997. The Company also granted Chiron an option to obtain a commercial license to this technology. This option expires in December 2000, subject to a one-year extension under certain conditions. Under the contemplated terms of such a commercial license, Chiron would be required to make payments to the Company upon the achievement of certain milestones and royalty payments based on the net sales of products by Chiron. Other than pursuant to this agreement, the Company does not anticipate conducting further research and development of the technology that is the subject of this agreement.

COMPETITION

     Competition in the biotechnology and vaccine industries is intense. The Company faces competition from many companies in the United States and abroad, including a number of large companies, firms specialized in the development and production of vaccines, adjuvants and vaccine delivery systems and major universities and research institutions. Most of the Company's competitors have substantially greater resources, more extensive experience in conducting preclinical studies and clinical testing and obtaining regulatory approvals for their products, greater operating experience, greater research and development and marketing capabilities and greater production capabilities than those of the Company. There can be no assurance that the Company's competitors will not develop technologies and products that are safer or more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive, and the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. There can be no assurance that the vaccines under development by the Company and its collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere. The Company believes that the principal competitive factors in the vaccine market are product quality, measured by efficacy and safety, ease of administration and price.

     The Company believes that its principal competitors include large pharmaceutical companies such as American Home Products Corporation, Pasteur Merieux, Merck & Co., Inc., SB and Chiron, as well as a number of biotechnology companies engaged in developing vaccine delivery systems and vaccines. The Company is aware that a number of pharmaceutical companies are engaged in research and development with respect to vaccines for the prevention of influenza, Lyme disease, rotavirus disease, H. pylori, HSV2 and HIV1 infections which would compete with the Company's and its collaborators' product candidates. Some of these vaccines are further advanced in their development and clinical testing than those of the Company and its collaborators. The Company will also face competition from companies marketing existing therapies or developing new therapies for diseases targeted by the Company's vaccine technology. The development of such new technologies or treatment methods for those infectious diseases for which the Company is developing vaccines could render the Company's vaccine delivery systems and vaccine candidates noncompetitive and obsolete.

     The Company's collaborators are developing or evaluating vaccine delivery systems other than the Company's for many of the vaccines covered by the Company's collaborative agreements. Both CSL and PM-O, with respect to vaccines against H. pylori infection, and Pasteur Merieux, with respect to influenza and Lyme disease, are engaged in research and development in connection with vaccines utilizing the same antigens that are the subject of their collaborations with the Company. The Company is also aware of a number of companies seeking to develop new adjuvants for vaccines and mucosal vaccine delivery systems.

Some of these companies may be further advanced in their development and clinical testing than the Company.

     The Company's competitive position will also depend upon its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often lengthy period between technological conception and commercial sales.

MANUFACTURING

     The Company has no manufacturing facilities, no experience in volume manufacturing and plans to rely upon collaborators or contract manufacturers to manufacture its proposed products for both clinical and commercial purposes. The Company believes that there is currently sufficient capacity worldwide for the production of its potential products by the Company's collaborators or through contract manufacturers.

     To date, the Company has been arranging on a purchase order basis with contract manufacturers for the manufacture of PCPP and vaccines in quantities sufficient for preclinical studies and for clinical trials of the Company's rotavirus vaccine candidate. The Company does not yet have a written agreement with a contract manufacturer for production of PCPP or for any other components of its vaccine delivery systems or vaccine candidates. The manufacturing processes for the Company's vaccine delivery systems and vaccines utilize known technologies. The Company believes that the vaccine delivery systems and vaccines it currently has under development can be readily scaled up to permit manufacture in commercial quantities. However, there can be no assurance that the Company will not encounter difficulties in scaling up the manufacturing process.

     One of the intermediates included in PCPP is currently available from only one supplier. The Company believes that there are several other companies which could produce the intermediate and that the Company could itself develop the capacity to synthesize such intermediate. There can be no assurance, however, that the price or unavailability of the intermediate will not adversely affect the Company's ability to produce PCPP.

     Pasteur Merieux and the Company have agreed to enter into a cost-based supply agreement, upon terms to be negotiated, pursuant to which the Company will be responsible for scaling-up the process of PCPP production in an efficient, cost-effective cGMP manufacturing facility according to agreed-upon specifications. However, Pasteur Merieux has reserved the right to manufacture PCPP for use in Adjumer- and Micromer-formulated vaccines.

     The Company intends to establish manufacturing arrangements with manufacturers that comply with the FDA's requirements and other regulatory standards, although there can be no assurance that the Company will be able to do so. Before commercial distribution can begin, each vaccine manufacturing facility must be granted an ELA on the basis of inspections of the applicant's facilities in which the primary focus is on compliance with cGMP. If the FDA finds the inspection unsatisfactory, it may decline to approve the ELA, resulting in a delay in production or distribution of products. In the future, the Company may, if it becomes economically attractive to do so, establish its own manufacturing facilities to produce any vaccine products that it may develop. In order for the Company to establish a manufacturing facility, the Company will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive cGMP regulations of the FDA applicable to such facility. The product manufacturing facility would also need to be licensed for the production of vaccines under an ELA.

MARKETING

     Under the terms of existing and future collaborative agreements, the Company relies and expects to continue to rely on the efforts of its collaborators for the sale and marketing of any vaccine products. There can be no assurance that the Company's collaborators will market vaccine products incorporating the Company's technologies, or, if marketed, that such efforts will be successful. The failure of the Company's collaborators to successfully market products will have an adverse effect on the Company's business.

     The Company has retained, and in the future intends to retain, marketing rights to certain of its vaccine delivery systems and vaccine candidates in selected geographic areas. The Company intends to seek marketing and distribution agreements and/or co-promotion agreements for the distribution of vaccines in such territories. The Company believes that these arrangements could enable the Company to generate a higher level of financial return than might be obtained from early stage licensing and collaboration agreements for its vaccine candidates. The Company has no marketing and sales staff and limited experience relating to vaccine marketing. If the Company determines in the future to engage in direct marketing of vaccine products, it will be required to recruit an experienced marketing group and incur significant additional expenditures. There can be no assurance that the Company will be able to establish a successful marketing force.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

     LICENSES


     The Company has entered into several significant license agreements relating to technology which is being developed by the Company or its collaborators, including licenses from: Massachusetts Institute of Technology covering certain proprietary technologies for vaccine delivery related to PCPP microparticles; Penn State Research Foundation covering the use of a polyphosphazene polymer for vaccines; Harvard College relating to proprietary technology involving genetically altered Vibrio strains; Cincinnati Children's Hospital involving proprietary rights and technologies relating to an attenuated rotavirus strain for a rotavirus vaccine; and Harvard College and the Dana Farber Cancer Institute relating to a genetically-altered HSV2 virus for herpes virus vaccines. In general, these institutions have granted the Company an exclusive worldwide license (with right to sublicense) to certain proprietary technologies (including rights to patents and patent applications) to make, use and sell products using the licensed technology, subject to the reservation by the licensor of a non-exclusive right to use the technologies for non-commercial purposes. Generally, the term of each license is through the expiration of the last of the patents issued with respect to the technologies covered by such license. The Company has generally agreed to use its reasonable efforts to develop and commercialize products and achieve certain milestones and to pay license fees, milestone payments and royalties based on the net sales of the licensed products or to pay a percentage of sublicense income. If the Company breaches its obligations, the licensor has the right to terminate the license, and, in some cases, convert the license to a non-exclusive license.


     PATENTS AND PROPRIETARY RIGHTS

     The Company's policy is to protect its technology by filing patent applications. In addition to filing patent applications in the United States, the Company has filed, and intends to file, patent applications in foreign countries on a selective basis. The Company also relies on trade secrets, unpatented know-how and technological innovation to develop and maintain its competitive position.

     The Company owns an issued United States patent which expires on July 12, 2013, and corresponding foreign applications, directed to the use of vaccines which incorporate the Company's Adjumer vaccine delivery technology. In addition, the Company has filed a United States patent application, and corresponding foreign applications, directed to the use of vaccines incorporating the Company's Micromer vaccine delivery technology. Further, the Company owns and has licensed other United States patent applications which are directed to technology which may be useful for the Company's Micromer and Adjumer vaccine delivery systems, and in the case of Micromer, corresponding foreign applications. The Company has an exclusive license to a United States patent application, and corresponding foreign applications, directed to a vector construct which is used in the Company's VibrioVec vaccine delivery system. The Company has an exclusive license to an issued United States patent which expires on August 30, 2013, directed to a rotavirus antigen which forms a part of the Company's rotavirus vaccine and to a United States patent application, and corresponding foreign applications, directed to a defective HSV2 virus for use in the Company's vaccine directed against genital herpes.

     Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

     There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patent or other proprietary rights that may be necessary or useful to the Company. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent the Company from using certain technology or from further developing or commercializing certain vaccine delivery systems and vaccine candidates. If licenses from third parties are necessary but cannot be obtained, commercialization of the vaccine candidates would be delayed or prevented.

     The Company uses a mutated Vibrio cholerae in its VibrioVec vaccine delivery system. The Company is aware of an issued United States patent which claims a culture of mutated Vibrio cholerae. The Company believes that only one claim (the "Claim") of the patent may be pertinent to the Company's VibrioVec system. The remaining claims of the patent cover other cultures which the Company believes are not pertinent to VibrioVec. The Company has received an opinion of counsel from Fish & Richardson, P.C. that, based on the analysis set forth in their opinion and the facts known to them, the Claim is invalid. It should be noted that a party challenging validity of a patent has the burden of proving invalidity and that the outcome of any litigation cannot be predicted with certainty. Accordingly, there can be no assurance that, if litigated, a court would conclude that the Claim is invalid.


     The Company is aware of a patent granted in Europe which claims an oral composition capable of delivering a bioactive agent in microcapsules of a defined size. The European patent is currently subject to an opposition proceeding, pursuant to which the allowance of the patent is being challenged by third parties. The Company's Micromer vaccine delivery system is focused on intranasal delivery of vaccines. The Company has received an opinion from Dr. Volker Vossius, German and European Patent Attorney, that based on his review of the European patent, the intranasal composition of Micromer does not fall within the extent of the protection of the relevant claims in the European patent. An opinion of legal counsel is based on the facts reviewed by them and could be affected by any alteration of these facts and represents only counsel's best legal judgment. Accordingly, there can be no assurance that the European Patent Office or a court would reach the same conclusion. The Company has also commenced research on oral delivery of vaccines using Micromer. If the opposition of the third parties in Europe is not successful, the sale of a Micromer-formulated vaccine to be delivered orally could infringe the European patent, unless the Company is able to obtain a license to such patent. It is possible that a patent application may be pending in the United States directed to similar claims. There can be no assurance that, if necessary, a license will be available on acceptable terms, if at all.


     In addition to the patents and the patent applications referred to in the previous two paragraphs, there may be other patent applications and issued patents belonging to competitors that may require the Company to alter its vaccine candidates and vaccine delivery systems, pay licensing fees or cease certain activities. If the Company's vaccine candidates conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

     The enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its collaborators is based on the existence of a valid patent. None of the issued patents currently owned or licensed by the Company are adversely affected by these changes in the term of patent protection.

     The Company also relies on unpatented technology, trade secrets and information and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

     The Company's activities and products are significantly regulated by a number of governmental entities, especially by the FDA in the United States and by comparable authorities in other countries. These entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and sale of the Company's products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or do not demonstrate effectiveness during the testing required by the regulatory process. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development that may affect approval, delay an application or require additional expenditure by the Company. Moreover, even if approval is obtained, failure to comply with present or future regulatory requirements, or new information adversely reflecting on the safety or effectiveness of the approved vaccine, can lead to FDA withdrawal of approval to market the product or other sanctions, including fines, recall or seizure of products, injunctions and criminal prosecutions.

     In the United States, human vaccines are subject to FDA review and approval as "biologics" under the Public Health Service Act and as "drugs" under the Federal Food, Drug, and Cosmetic Act. In most cases, the steps required before a new human vaccine can be produced and marketed include: preclinical studies; the filing of an investigational new drug ("IND") application with the FDA summarizing preclinical development work; clinical trials in humans to determine safety and efficacy; FDA approval of the product for commercial sale and FDA approval of the product manufacturing facility.

     The initial testing of a biologic product before it may be marketed in the United States is called preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and other end points and animal studies to assess the potential safety and efficacy of the product as formulated. Many preclinical studies are regulated by the FDA under a series of regulations called the Good Laboratory Practice (GLP) regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.

     FDA regulations provide that human clinical trials may begin 30 days following the submission and receipt of an IND, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the IND submission; it is generally considered good practice to obtain affirmative

FDA acquiescence before commencing trials. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types of trials, by placing a "clinical hold" on such trials because of concerns about, for example, the safety of the product being tested or the adequacy of the trial design. Such holds can cause substantial delay and in some cases may require abandonment of a product. There can be no assurance that the FDA's acquiescence in an IND constitutes any indication that the FDA will find the protocol for a clinical trial satisfactory or will accept any data generated from such clinical trial.

     Clinical trials are subject to extensive FDA regulation and are typically conducted in three sequential phases, although in certain cases, the phases may overlap. In Phase I, the initial introduction of the vaccine into healthy human subjects, the vaccine is tested for safety (adverse effects), optimal dosage, and its ability to induce an immune response (immunogenicity). Phase II involves studies in a limited target patient population to further evaluate immunogenicity and optimal dosage, and to identify possible adverse effects and safety risks. When a product is found to have an acceptable safety profile in Phase II evaluation, Phase III clinical trials are undertaken to evaluate clinical efficacy and to further test for safety within an expanded target patient population at geographically dispersed clinical study sites. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time for any reason.

     The results of the preclinical studies and human clinical trials are submitted to the FDA in a product license application ("PLA"), approval of which must be obtained prior to commencement of commercial sales. The interval between the filing of the IND and the filing of a PLA application can be lengthy. The FDA may deny a PLA if, among others reasons, clinical trial protocols are not adequate or appropriate. The FDA also may deny a PLA or require additional testing or information to assess the safety of the Company's products if the FDA does not view the PLA as containing adequate evidence of the safety and efficacy of the product. Notwithstanding the submission of such data, the FDA may ultimately decide that the application does not satisfy its regulatory criteria for approval. Even if the PLA is approved, the product may be required to undergo post-licensure testing and surveillance to continue to monitor its safety and effectiveness.

     Any product manufacturing facility must be licensed for the production of vaccines. To accomplish this, an ELA must be filed with the FDA. The ELA describes the facilities, equipment and personnel involved in the manufacturing process. An establishment license is granted on the basis of inspections of the applicant's facilities in which the primary focus is on compliance with cGMP and the ability to consistently manufacture the product in the facility in accordance with the PLA. If the FDA finds the inspection unsatisfactory, it may decline to approve the ELA, resulting in a delay in production of products. Although reviewed separately, approval of both the PLA and ELA must be received prior to commercial marketing of a vaccine.

     Failure to comply with applicable FDA requirements may result in a number of consequences, including a "clinical hold," that could materially and adversely affect the Company. Non-compliance with GLPs and good clinical practices (GCPs) could have a negative impact on the FDA's evaluation of data submitted in a PLA. Failure to adhere to cGMP and other applicable requirements could result in FDA enforcement action including, but not limited to, fines, seizure of products, injunction, refusal of the FDA to approve an ELA or PLA, withdrawal of approved PLAs or ELAs, and prosecution.

     To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing, among other things, the design and conduct of human clinical trials, product pricing and marketing approval criteria. The approval procedure currently varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union (EU) certain registration procedures are available to companies wishing to market a product in more than one EU member country. The foreign regulatory approval includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

     The Advisory Committee on Immunization Practices ("ACIP") of the CDC has a role in setting the public market in the United States for most, if not all, of the products the Company intends to develop. The ACIP meets quarterly to review developing data on licensed vaccines, and those approaching license, as well as epidemiologic data on the need for these products. The recommendations of ACIP on the appropriate use of vaccines and related products are published in the Morbidity and Mortality Weekly Report and reprinted in several journals. The CDC develops epidemiologic data in support of the need for new vaccines and monitors vaccine usage and changes in disease incidence. In addition CDC staff frequently act as key advisors to the FDA in their review process.

     Due to the potential for epidemic disease, the availability of certain pediatric vaccines is considered to be a matter of national importance, both domestically and internationally. The ten vaccines recommended for pediatric use are vaccines against diphtheria, tetanus, pertussis, measles, mumps, rubella, polio, hepatitis B, Haemophilus influenzae B and varicella zoster virus. In addition to these ten vaccines, the ACIP periodically reviews current immunization practices and issues its recommendations for additional pediatric vaccinations.

     The Company's collaborators are subject to all of the above-described regulations in connection with the commercialization of vaccine products utilizing the Company's technology.

PRODUCT LIABILITY

     The testing and marketing of vaccines entail an inherent risk of product liability attributable to unwanted and potentially serious health effects. If and when the Company manufactures vaccines which are recommended for routine administration to children, it is possible that the Company will be required to participate in the National Vaccine Injury Compensation Program. This program compensates children having adverse reactions to certain routine childhood immunizations with funds collected through an excise tax from the manufacturers of these vaccines.

     The Company has clinical trial liability insurance coverage in the amount of $2 million. However, there can be no assurance that such insurance coverage is or will continue to be adequate. The Company intends to seek product liability insurance coverage prior to commercialization of its product candidates but there can be no assurance that insurance will be available at all or in sufficient amounts to protect the Company at a reasonable cost. See "Risk Factors -- Risk of Product Liability; Availability of Insurance."

FACILITIES

     The Company currently leases approximately 17,800 square feet of laboratory and office space in Cambridge, Massachusetts. The lease has a five year term, which commenced on December 1, 1991, and is extendable at the Company's option for an additional five years.

HUMAN RESOURCES


     As of May 10, 1996, the Company had 45 employees, 37 of whom were engaged in research and development activities, including 13 Ph.D.'s. The Company's employees are not governed by any collective bargaining agreement and the Company believes that its relationship with its employees is good.


LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                   NAME                     AGE                      POSITION
- ------------------------------------------  ----    ------------------------------------------
J. Barrie Ward, Ph.D.(1) .................    57    Chief Executive Officer and Chairman of
                                                    the Board
William A. Packer(1)(2)...................    61    President, Chief Financial Officer and
                                                    Director
Bryan E. Roberts, Ph.D. ..................    48    Executive Vice President
David H. Ramsdell.........................    45    Vice President, Finance
Constantine E. Anagnostopoulos,
  Ph.D.(2)(3).............................    73    Director
John W. Littlechild(1)(3).................    44    Director
Alan M. Mendelson(1)(2)...................    48    Director

- ---------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

     The Board of Directors currently consists of five members. All of the Company's directors are elected annually by the stockholders and hold office until their respective successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of the executive officers or directors of the Company.

     J. Barrie Ward, Ph.D. has served as Chairman of the Board of Directors and Chief Executive Officer since joining the Company in July 1994. From 1984 to June 1994, Dr. Ward served as Director of the Microbiology Division of Glaxo Research and Development Ltd. ("Glaxo"), a pharmaceutical company, with responsibility for infectious disease research. Dr. Ward received a Ph.D. in microbial biochemistry from the University of Bath, Bath, England.

     William A. Packer joined the Company in 1992 as President and a Director and was also elected Chief Financial Officer in March 1996. Prior to joining the Company, Mr. Packer held various senior management positions with SmithKline Beecham plc, a pharmaceutical company, from 1964 to 1991, most recently as Senior Vice President, Biologicals, where he was responsible for the direction of SB's global vaccine business. Mr. Packer is a Fellow of the Institute of Chartered Accountants in England and Wales.

     Bryan E. Roberts, Ph.D. joined the Company in 1991. Dr. Roberts served as Research Director from 1991 to 1993 and as Vice President, Research from 1993 until March 1996, when he was appointed Executive Vice President. From 1984 to 1990, Dr. Roberts was the Research Director of Applied BioTechnology, Inc., a biotechnology company he co-founded. From 1978 to 1986, Dr. Roberts was an Associate Professor of Biological Chemistry at the Harvard Medical School. Dr. Roberts received a D.Phil. from the University of Oxford.

     David H. Ramsdell joined the Company in August 1993 and has served as Vice President, Finance since that time. From May 1986 until joining the Company, Mr. Ramsdell was Vice President, Finance and Chief Financial Officer of ISI Systems, Inc., a data processing and software development company. Mr. Ramsdell received an M.B.A. in Finance from the Amos Tuck School of Business at Dartmouth College.

     Constantine E. Anagnostopoulos Ph.D. has been a director of the Company since January 1993. He has been Managing General Partner of Gateway Associates LP, a venture capital management firm, since June 1987. Gateway Associates L.P. is the general partner of Gateway Venture Partners III, L.P., a principal stockholder of the Company. From January 1986 to April 1987, Dr. Anagnostopoulos was a consultant to Monsanto Company, a producer of pharmaceutical chemicals, plastics and textiles, and to Alafi Capital, a venture capital firm. From 1952 to 1986, Dr. Anagnostopoulos held various positions at Monsanto Company, having served most recently as Corporate Vice President. Dr. Anagnostopoulos is also a director of Genzyme

Corporation and Dyax, Inc. Dr. Anagnostopoulos received a Ph.D. in organic chemistry from Harvard University.

     John W. Littlechild has been a director of the Company since December 1991. Since March 1992, Mr. Littlechild has been a general partner of HealthCare Partners, II L.P. ("HCP II"), HealthCare Partners, III L.P. ("HCP III") and HealthCare Partners, IV L.P. ("HCP IV"), the general partner, respectively, of each of HealthCare Ventures II, L.P. ("HCV II"), HealthCare Ventures III, L.P. ("HCV III") and HealthCare Ventures, IV L.P. ("HCV IV"), and a Vice Chairman of HealthCare Investment Corporation LLC ("HIC"), a venture management company that, among other things, provides management services to HCV II, HCV III and HCV IV. HCV II, HCV III and HCV IV are principal stockholders of the Company. From 1984 to 1991, Mr. Littlechild was a Senior Vice President of Advent International Corporation, a venture capital company ("Advent") based in Boston and London. He received a B.Sc. from the University of Manchester and an M.B.A. from Manchester Business School. Mr. Littlechild serves on the board of directors of various healthcare and biotechnology companies, including Orthofix International N.V. and Diacrin, Inc.


     Alan M. Mendelson has been a director of the Company since May 1994. Mr. Mendelson has been a general partner of Axiom Venture Partners, L.P. ("Axiom"), a stockholder of the Company, since April 1994. Prior to April 1994, Mr. Mendelson served with Aetna Life & Casualty in Hartford, Connecticut, in various capacities over a 24-year period, most recently as Vice President -- Investment Strategy and Policy. In 1988, Mr. Mendelson founded Systemix, Inc., a biotechnology company, where he initially served as Chief Executive Officer until the Company was acquired by Sandoz in 1991. Mr. Mendelson is also a director of Connecticut Innovations, Inc. and Collaborative Clinical Research, Inc. Mr. Mendelson has a B.A. from Trinity College and a J.D. from the University of Connecticut.


     The Board of Directors established an Executive Committee, Audit Committee and Compensation Committee in May 1993. The Executive Committee oversees certain significant transactions in which the Company is engaged and makes recommendations to the Board with respect to such transactions. The Audit Committee is authorized to review with the Company's independent auditors the annual financial statements of the Company prior to publication; to review the work of, and approve non-audit services performed by, such independent auditors; and to make annual recommendations to the Board for the appointment of independent auditors for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company. The Compensation Committee is authorized to review and recommend to the Board of Directors the compensation and benefits of all officers and directors of the Company and to review general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options to the Company's officers, employees and consultants pursuant to the Company's 1992 Equity Incentive Plan.

     Directors receive no cash compensation for their services as directors but are reimbursed for their expenses incurred in connection with attending meetings of the Board of Directors. Directors who are not employees of the Company or affiliated with principal stockholders of the Company are entitled to receive automatic stock option grants under the Company's 1992 Equity Incentive Plan. See "-- Stock Options."

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware obligating the Company to indemnify its officers and directors against certain liabilities to the fullest extent permitted by the General Corporation Law of Delaware. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board currently consists of seven individuals who have extensive experience in the fields of polymer chemistry, virology, infectious diseases, immunology, microbiology and molecular genetics. At the Company's request, the scientific advisors review and evaluate the Company's research programs and advise the Company about technical matters in the scientific fields in which the Company is involved. The Company's Scientific Advisory Board generally meets as a group at least once a year to review and discuss the Company's progress in research and development, and certain members of the Scientific Advisory Board meet informally in smaller groups or individually with Company scientists on a more frequent basis. Each member of the Scientific Advisory Board has entered into a consulting agreement with the Company. The consulting agreements are for varying terms and provide for each of the members to render advice to the Company in the area of the Company's business and such member's expertise. Members of the Scientific Advisory Board are entitled to receive annual compensation of up to $10,000 for their services and may receive options to purchase Common Stock under the Plan. In addition, Drs. Essex and Mekalanos have separate consulting agreements with the Company pursuant to which they receive additional compensation. It is possible that any inventions or processes discovered by the scientific advisors will remain the property of such persons or of such persons' employers. In addition, the institutions with which the scientific advisors are affiliated may make available the research services of their personnel, including the scientific advisors, to competitors of the Company pursuant to sponsored research agreements.

     The following table sets forth the name and current position of each scientific advisor:

                      NAME                                     POSITION
    -----------------------------------------  -----------------------------------------
    Barry Bloom, M.D. .......................  Retired (Former Executive Vice President,
                                                 Pfizer, Inc.)
    Robert Langer, Ph.D. ....................  The Germeshausen Professor, Department of
                                                 Chemical Engineering, Massachusetts
                                                 Institute of Technology
    Myron Essex, D.V.M., Ph.D. ..............  Chairman, Department of Cancer Biology,
                                                 Harvard School of Public Health,
                                                 Chairman of Harvard AIDS Institute
    Brian Mahy, Ph.D., Sc.D. ................  Director of Viral and Rickettsial
                                                 Diseases, the Centers for Disease Control
                                                 and Prevention
    John Mekalanos, Ph.D. ...................  Professor, Department of Microbiology and
                                                 Molecular Genetics, Harvard Medical
                                                 School
    Morton Swartz, M.D. .....................  Chief, James Jackson Firm Medical
                                                 Services & Infectious Disease Unit of
                                                 Massachusetts General Hospital,
                                                 Professor, Harvard Medical School
    Hans Wigzell, Ph.D., M.D. ...............  Professor of Immunology, Karolinska
                                                 Institute, Stockholm

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to the three most highly compensated executive officers other than the Chief Executive Officer whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1995 (collectively, the "named executive officers") for services rendered during the three fiscal years ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                        ANNUAL COMPENSATION                ------------
                                             -----------------------------------------      SECURITIES
             NAME AND                                                   OTHER ANNUAL        UNDERLYING
        PRINCIPAL POSITION          YEAR      SALARY      BONUS(1)     COMPENSATION(2)      OPTIONS(#)
- ----------------------------------  ----     --------     --------     ---------------     ------------
J. Barrie Ward, Ph.D. ............  1995     $183,954     $20,000          $    --                 --
  Chief Executive Officer and       1994      100,288      12,115           10,696            308,334
  Chairman of the Board             1993(3)        --          --               --                 --
William A. Packer.................  1995      159,173      30,000           49,880                 --
  President, Chief                  1994      191,000          --               --             73,334
  Financial Officer                 1993      190,000      22,500               --                 --
Bryan E. Roberts, Ph.D. ..........  1995      142,104          --               --                 --
  Executive Vice President          1994      142,738      17,500               --             54,834
                                    1993      125,160      30,338               --             16,667
David H. Ramsdell.................  1995      110,811          --               --                 --
  Vice President, Finance           1994      111,462          --               --              8,334
                                    1993(4)    41,394       4,725               --             16,667

- ---------------
(1) Bonus in this chart may include amounts actually paid to the named executive officer in the year indicated for services rendered in the prior fiscal year.

(2) Represents relocation expense reimbursement paid to the named executive officer.

(3) Dr. Ward commenced employment with the Company on July 11, 1994.

(4) Mr. Ramsdell commenced employment with the Company on August 9, 1993.

STOCK OPTIONS


     In October 1992, the Board of Directors of the Company adopted the 1992 Equity Incentive Plan (the "Plan"). Under the Plan, as amended, 1,751,176 shares of Common Stock may be issued to officers, employees, consultants and directors of the Company in the form of stock options and awards. As of May 10, 1996, 946,505 shares were available for future grant and options to purchase 798,614 shares at exercise prices ranging from $0.15 to $9.60 (assuming an offering price of $12.00 per share) were outstanding under the Plan. The Plan provides for the grant of options intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to qualify as incentive stock options ("nonstatutory stock options").


     The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. Effective upon the consummation of this offering, the Committee will consist of at least two "disinterested" directors as defined in Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The maximum number of shares for which options may be granted to any participant under the Plan during any fiscal year is 250,000 shares. Subject to the limitations set forth in the Plan, the Committee has the authority to determine to whom options will be granted, the term during which options granted under the Plan may be exercised, the exercise price of options and the rate at which options may be exercised and may vest. Nonstatutory stock options may be granted to all employees and officers of the Company and to consultants and affiliates capable of contributing significantly to the successful performance of the Company. Incentive stock options may be granted to all employees or officers of the Company. The maximum term of each incentive stock option granted under the Plan is ten years. The exercise price of shares of Common Stock subject to options qualifying as incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant (110% of the fair market value in the case of incentive stock options granted to any stockholder owning in excess of 10% of the Company's Common Stock, which options must also expire within five years from the date of grant). Under the Plan, the exercise price of both incentive stock options and nonstatutory stock options is payable in cash or, at the discretion of the Committee, in Common Stock or such other lawful consideration as the Committee may determine. Options granted pursuant to the Plan will automatically become exercisable in full upon a change of control (as defined in the Plan).



     The Committee, in its discretion, may also award shares of Common Stock to any employees and officers of and consultants to the Company or any affiliates capable of contributing significantly to the successful performance of the Company. The Committee has the authority to impose terms and restrictions upon the award of any such shares of Common Stock, including the achievement of certain performance objectives and the continued employment with the Company through a specified period. Shares of restricted Common Stock so granted under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, until all the applicable terms and conditions set by the Committee have been fulfilled.



     The Plan provides for the automatic grant of nonstatutory stock options ("Director Options") to directors of the Company who are not employees, of the Company ("Eligible Directors"). Eligible Directors of the Company elected after consummation of this offering will be granted a Director Option to purchase 10,000 shares of Common Stock on the date such person is first elected or appointed a director (an "Initial Director Option"). Further, commencing on the day immediately following the date of the annual meeting of stockholders for the fiscal year ending December 31, 1997, each Eligible Director, other than directors who will have received an Initial Director Option since the last annual meeting, will be granted a Director Option to purchase 2,000 shares of Common Stock on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Stock on the date of grant. Director Options are exercisable in four equal annual installments, commencing on the date of grant and will expire on the earlier of the tenth anniversary of the date of grant or 90 days after the termination of the directors' service on the Board of Directors.


     The Company did not grant any options to the named executive officers during the fiscal year ended December 31, 1995.

     The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended December 31, 1995 by each of the named executive officers and the number and value of unexercised options held by such named executive officers as of December 31, 1995:

                     AGGREGATED OPTION/SAR EXERCISES IN THE
   FISCAL YEAR ENDED DECEMBER 31, 1995 AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                      NUMBER OF
                                                                     SECURITIES                 VALUE OF
                                                                     UNDERLYING                UNEXERCISED
                                                                     UNEXERCISED              IN-THE-MONEY
                                                                    OPTIONS/SARS              OPTIONS/SARS
                                 SHARES                         AT FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)
                               ACQUIRED ON        VALUE             EXERCISABLE/              EXERCISABLE/
            NAME               EXERCISE(#)     REALIZED($)          UNEXERCISABLE           UNEXERCISABLE(1)
- -----------------------------  -----------     ------------     ---------------------     ---------------------
J. Barrie Ward, Ph.D. .......      0              $0                77,084/231,250          $ 212,752/638,250
William A. Packer............      0               0                80,834/ 75,834          $ 275,602/226,803
Bryan E. Roberts, Ph.D.......      0               0                23,209/ 57,792          $  72,135/168,805
David H. Ramsdell............      0               0                10,417/ 14,584          $  30,000/ 41,500

- ---------------


(1) Based on the fair market value of $3.75 of the Company's Common Stock on December 31, 1995, as determined by the Company's Board of Directors.

                              CERTAIN TRANSACTIONS

RELATED PARTIES

     HCV II, HCV III and HCV IV are limited partnerships formed to provide capital to companies in the healthcare field. HCP II, HCP III and HCP IV are limited partnerships which serve as the general partner of HCV II, HCV III and HCV IV, respectively, which are controlling stockholders of the Company. HIC is the management company for each of HCV II, HCV III and HCV IV. Mr. Littlechild, a director of the Company, is a general partner of each of HCP II, HCP III and HCP IV and an officer of HIC. See "Principal Stockholders."


     Everest Trust ("Everest"), a principal stockholder of the Company, holds approximately 19% and 88% of the outstanding limited partnership interests in each of HCV II and HCV IV. An affiliate of Everest is a limited partner of each of HCP II, HCP III and HCP IV. Everest has informed the Company that it is a grantor trust which has as its principal beneficiaries Joshua Ruch and Jan Philipp F. Reemtsma. Messrs. Ruch and Reemtsma may be deemed to have control over the investment decisions of Everest Trust.


     Gateway Venture Partners III, L.P. ("Gateway"), a principal stockholder of the Company, is a venture capital firm. Constantine E. Anagnostopoulos, a director of the Company, is the Managing Director of Gateway Associates, L.P., the general partner of Gateway.

     Axiom Venture Partners, L.P. ("Axiom"), a stockholder of the Company, is an investment fund which specializes in providing funds to companies in the medical, healthcare and communication fields. Alan M. Mendelson, a director of the Company, is a founding general partner of Axiom.

FINANCINGS

     In February 1994, the Company borrowed an aggregate of $1,000,000 from several parties, including HCV III, HCV IV, Concord Partners II ("Concord"), Gateway and Everest Trust, pursuant to a series of promissory notes bearing interest at the rate of 8% per annum on the unpaid principal amount of the notes, which notes, together with accrued interest, were either repaid out of the proceeds of the sale of the Series C Convertible Preferred Stock or cancelled in consideration for the issuance of shares of Series C Convertible Preferred Stock. In connection with these loans, the Company issued warrants to purchase an aggregate of 33,570 shares of its Common Stock at an exercise price of $.96 per share, which warrants expire in February 2004.

     In April 1994, the Company entered into a convertible preferred stock purchase agreement, pursuant to which it sold an aggregate of 5,621,535 shares of Series C Convertible Preferred Stock at a purchase price of $1.60 per share, to a group of stockholders including HCV III, HCV IV, Gateway, Everest Trust and Concord, and, at a subsequent closing, Axiom.


     In September 1995, the Company entered into a loan agreement with certain stockholders, including HCV III, HCV IV, Everest, Concord, Gateway and Axiom, permitting the Company to borrow up to $1,000,000 through March 31, 1996 from such lenders (the "1995 Bridge Financing"). The Company issued notes in an aggregate amount of $1,000,000 in connection with such financing (the "Convertible Notes") which bear interest at the rate of 8% per annum, are due on September 14, 1997 or earlier upon a request for repayment by lenders holding a majority of interest in the notes and may be converted, at the option of the holders, into shares of the Company's Series C Convertible Preferred Stock at a conversion price of $1.60 (such price subject to adjustment pursuant to certain anti-dilution provisions). Upon consummation of this offering, the Convertible Notes will be converted into an aggregate of 208,334 shares of Common Stock (exclusive of any shares of Common Stock issuable with respect to accrued interest on the Convertible Notes). In connection with the 1995 Bridge Financing, the Company also issued warrants to purchase an aggregate of 66,667 shares of Common Stock, subject to certain anti-dilution provisions, at an exercise price of $1.95 per share to each of the lenders. These warrants expire in December 2005.


     In April 1994, the Company entered into a Second Amended and Restated Stockholders Agreement with all of the holders of its Preferred Stock (as subsequently amended in December 1994, September 1995 and

January 1996, the "Stockholders Agreement") which grants to such holders certain demand and piggy-back registration rights with respect to shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and Preferred Stock warrants. The holders of the warrants granted in connection with the 1995 Bridge Financing have also been granted similar registration rights. See "Description of Capital Stock -- Registration Rights."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the capital stock of the Company as of May 10, 1996, by (i) each person known to the Company to be the beneficial owner of more than 5% of the capital stock of the Company, (ii) all directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group, prior to this offering and as adjusted to give effect to the sale of 2,300,000 shares offered hereby.



                                                                                      PERCENTAGE OF
                                                                NUMBER OF          OUTSTANDING SHARES
                                                                  SHARES          ---------------------
                     NAME AND ADDRESS OF                       BENEFICIALLY        BEFORE       AFTER
                     BENEFICIAL OWNER(1)                         OWNED(2)         OFFERING     OFFERING
- -------------------------------------------------------------  ------------       --------     --------
HealthCare Ventures II, L.P. ................................     1,324,975(3)      20.5%        15.1%
HealthCare Ventures III, L.P. ...............................     1,170,732(3)      18.0%        13.3%
HealthCare Ventures IV, L.P. ................................       343,799(3)       5.3%         3.9%
Everest Trust................................................       428,325(4)       6.6%         4.9%
Concord Partners.............................................     1,097,458(5)      17.0%        12.5%
Gateway Venture Partners III, L.P. ..........................       531,201(6)       8.2%         6.1%
J. Barrie Ward, Ph.D. .......................................       160,826(7)       2.4%         1.8%
William A. Packer............................................       123,167(8)       1.9%         1.4%
Bryan E. Roberts, Ph.D. .....................................        59,084(9)          *            *
David H. Ramsdell............................................        12,500(10)         *            *
Constantine E. Anagnostopoulos, Ph.D. .......................       531,201(11)      8.2%         6.1%
John W. Littlechild..........................................     2,839,506(12)     43.6%        32.2%
Alan M. Mendelson............................................       232,075(13)      3.6%         2.7%
All directors and executive officers as a group (7
  persons)...................................................     3,958,359(14)     57.7%        43.2%


- ---------------
  *  Less than 1%

 (1) Except as otherwise indicated, the address of each beneficial owner is c/o Virus Research Institute, Inc., 61 Moulton Street, Cambridge, Massachusetts 02138.

 (2) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

 (3) The address for HCV II, HCV III and HCV IV is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The address for Mr. Littlechild is One Kendall Square, Cambridge, Massachusetts 02138. The shares beneficially owned by HCV III include 42,980 shares subject to immediately exercisable warrants. The shares beneficially owned by HCV IV include 12,622 shares subject to immediately exercisable warrants.


 (4) The address for Everest Trust is c/o Rho Management Co., Inc., 767 Fifth Avenue, New York, New York 10153. Includes 6,176 shares subject to immediately exercisable warrants. Does not include shares beneficially owned by HCV IV, of which Everest Trust is the principal limited partner, and as to which Everest Trust does not have or share voting or dispositive power. Shares held in the name of Everest Trust are beneficially owned by Joshua Ruch, Jan Philipp F. Reemtsma and Fero Ventures Limited, who retain voting and dispositive power over the respective shares beneficially owned by them, and the right to revoke such shares from trust at any time.

 (5) The address for Concord Partners is c/o Dillon Read Venture Capital, 555 California Street, San Francisco, CA 94101. Includes: 877,884 shares (including 17,685 shares subject to immediately exercisable warrants) held by Concord Partners II, L.P., a private venture capital fund managed by Dillon, Read & Co. Inc. ("Dillon Read"); 9,181 shares held by Lexington IV, L.P., a private investment fund managed by Dillon Read for certain Dillon Read affiliated persons; and 210,393 shares (including 2,684 shares subject to immediately exercisable warrants) held by Dillon Read as agent for certain affiliated persons.


 (6) The address for Gateway Venture Partners is 8000 Maryland Avenue, Suite 1190, St. Louis, MO 63105. Includes 9,970 shares subject to immediately exercisable warrants.


 (7) Consists of shares of Common Stock issuable upon exercise of options to purchase Common Stock exercisable within 60 days of May 10, 1996.



 (8) Consists of shares of Common Stock issuable upon exercise of options to purchase Common Stock exercisable within 60 days of May 10, 1996.



 (9) Includes 40,084 shares of Common Stock issuable upon exercise of options to purchase Common Stock exercisable within 60 days of May 10, 1996.



(10) Consists of shares of Common Stock issuable upon exercise of options to purchase Common Stock exercisable within 60 days of May 10, 1996.


(11) Dr. Anagnostopoulos is the managing general partner of Gateway Associates L.P., the general partner of Gateway Venture Partners III, L.P. Dr. Anagnostopoulos does not own any shares of the Company's capital stock in his individual capacity.

(12) Mr. Littlechild is a general partner of HCP II, HCP III and HCP IV, the general partners of HCV II, HCV III and HCV IV, respectively. Mr. Littlechild shares voting and investment control with respect to shares owned by HCV II, HCV III and HCV IV, with the other general partners of HCP II, HCP III and HCP IV, respectively. Mr. Littlechild does not own any shares of the Company's capital stock in his individual capacity.


(13) Consists of shares beneficially owned by Axiom, a stockholder of the Company, of which Mr. Mendelson is a general partner (including 2,837 shares subject to immediately exercisable warrants). Accordingly, Mr. Mendelson may be deemed to beneficially own the shares owned by Axiom. Mr. Mendelson does not own any shares of the Company's capital stock in his individual capacity.



(14) Includes 336,578 shares of Common Stock issuable upon exercise of options to purchase Common Stock exercisable within 60 days of May 10, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share.

COMMON STOCK


     At May 10, 1996, there were 6,453,506 shares of Common Stock outstanding (after giving effect to a one-for-three reverse stock split and assuming conversion of all outstanding Preferred Stock and the Convertible Notes), held by 41 stockholders of record. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable. All shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock and upon exercise of warrants will be, upon such conversion or exercise, validly issued, fully paid and nonassessable.


PREFERRED STOCK

     All outstanding shares of Preferred Stock will automatically convert into shares of Common Stock upon consummation of this offering on the basis of one share of Common Stock for each three shares of Preferred Stock. Such shares will be retired and will not be available for reissuance. See Note G of Notes to Financial Statements for a description of the currently outstanding Preferred Stock. Accordingly, following the completion of this offering, no shares of Preferred Stock will be outstanding and all Preferred Stock warrants will be converted into warrants to purchase Common Stock.

     The Company intends to file an amendment to its Certificate of Incorporation prior to the consummation of this offering authorizing the issuance of an additional 5,000,000 shares of Preferred Stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, will have the authority to issue up to 5,000,000 additional shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock.

WARRANTS


     At May 10, 1996, the Company had outstanding: (i) warrants to purchase an aggregate of 33,570 shares of Common Stock at an exercise price of $0.96 per share, exercisable through February 9, 2004, (ii) warrants to purchase an aggregate of 66,667 shares of Common Stock at an exercise price of $1.95 per share, exercisable through December 14, 2005, (iii) warrants to purchase an aggregate of 16,829 shares of Common Stock at an exercise price of $3.09 per share and an aggregate of 2,284 shares of Common Stock at an exercise price of $4.80 per share, all of which will expire upon the closing of this offering if not exercised prior to such time, and (iv) warrants to purchase an aggregate of 11,000 shares of Common Stock at an exercise price of $9.60 per share (assuming an initial public offering price of $12 per share), exercisable though April 2, 2001. Certain of these warrants are entitled to the benefit of anti-dilution protection under certain circumstances.

REGISTRATION RIGHTS


     The holders of 5,761,906 shares of Common Stock and warrants to purchase 130,350 shares of Common Stock are entitled to demand and "piggyback" registration rights with respect to such shares. Under the Stockholders Agreement between the Company and these holders, the holders may request that the Company file a registration statement under the Securities Act, and, subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. The Company is not generally required to effect more than two such registrations, although under certain circumstances the holders will have the right to request additional registrations. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the holders described above and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by such holders. Each of the holders described above has waived the right to include shares in this offering. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations.


     Any exercise of such registration rights may hinder efforts by the Company to arrange future financings of the Company and may have an adverse effect on the market price of the Company's Common Stock.

BUSINESS COMBINATION PROVISIONS

     Section 203 of the General Corporation Law of Delaware (the "DGCL") prohibits certain transactions between a Delaware corporation and an "interested shareholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation) between an interested shareholder and a corporation for a period of three years after the date the interested shareholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested shareholder acquired the shares; (ii) the interested shareholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested shareholder or (iii) the business combination is approved by a majority of disinterested shareholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by
Section 203 of the DGCL. The Company will not make such an election and, as a result, the Company will be subject to the provisions of Section 203 of the DGCL upon consummation of the offering.


     The Restated Certificate of Incorporation provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Board of Directors or holders of 20% or more of the then outstanding shares of capital stock of the Company. Under the Company's by-laws, as amended, in order for any matter to be considered "properly brought" before a meeting, a stockholder holding less than 7.5% of the then outstanding shares of capital stock of the Company must comply with certain requirements regarding advance notice to the Company.


TRANSFER AGENT

     American Stock Transfer & Trust Company serves as Transfer Agent for the shares of Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering the Company will have 8,753,506 shares of Common Stock outstanding, assuming that the Underwriters' over-allotment option and other outstanding options and warrants are not exercised. Of these shares, (and without taking into account the lock-up agreements described below), approximately 6,135,264 shares, including the 2,300,000 shares of Common Stock offered hereby, will be immediately eligible for resale in the public market without restriction under the Act, except that any shares purchased in this offering by "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Act ("Affiliates"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus, approximately 2,541,322 additional shares of Common Stock (including approximately 460,971 shares covered by options exercisable within the 90-day period following the date of this prospectus) will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.



     The Company's officers, directors and securityholders holding in the aggregate approximately 7,363,751 shares of Common Stock (including at May 10, 1996 922,047 shares of Common Stock that may be acquired pursuant to the exercise of options or warrants held by them) and the Company have agreed pursuant to certain agreements that they will not, without the prior written consent of the Representatives of the Underwriters, offer, sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be Affiliates of the Company, is entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 87,534 shares immediately after this offering, assuming no exercise of the Underwriters' over-allotment option), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale; provided that at least two years have elapsed since the later of the date such securities were acquired from the Company or from an Affiliate of the Company. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an Affiliate is entitled to sell such shares under Rule 144(k) without regard to the volume or other resale requirements provided that at least three years have elapsed since the later of the date the shares were acquired from the Company or from an Affiliate of the Company. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).



     Rule 701 under the Securities Act provides an exemption from the registration requirements of the Securities Act for offers and sales of securities issued pursuant to certain compensatory benefit plans, such as the Plan, of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirement, are inapplicable for non-affiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period. If all the requirements of Rule 701 are met, an aggregate of 798,614 shares issuable on exercise of stock options which are outstanding may be sold pursuant to such rule, although approximately 791,697 of these shares are subject to the lock-up agreements described above.



     The holders of 5,761,906 shares of Common Stock and warrants to purchase 130,350 shares of Common Stock have certain demand and "piggyback" registration rights. These holders have waived their registration rights with respect to this offering and have agreed not to exercise such rights during the period commencing 180 days from the date hereof without the consent of the Representatives of the Underwriters. See "Description of Capital
Stock -- Registration Rights."


     Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Oppenheimer & Co., Inc. and Pacific Growth Equities, Inc. are acting as Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of each Underwriter below:

                                    NAME                                   NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Oppenheimer & Co., Inc. .............................................
    Pacific Growth Equities, Inc. .......................................
                                                                               ---------
              Total......................................................      2,300,000
                                                                               =========

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to certain other brokers
and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may, from time to time, be varied by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are taken.

     The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 345,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them bears to the 2,300,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

     The Company has agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act.


     The Company's officers and directors and securityholders who own an aggregate of approximately 7,363,751 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) have agreed that they will not directly or indirectly, sell, offer, contract to sell, make a short sale, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire Common Stock other than shares of Common Stock issuable upon exercise of outstanding options) owned by them, for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc. and Pacific Growth Equities, Inc., subject to certain limited exceptions. The Company has also agreed not to issue, sell or register with the Commission for its own account or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc. and Pacific Growth Equities, Inc., subject to certain limited exceptions.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of companies in related businesses.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York and certain legal matters will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts. The statements in this Prospectus under the captions "Risk Factors -- No Assurance of FDA Approval; Government Regulation," "Risk
Factors -- Uncertainty Related to Health Care Reform Measures and Reimbursement" and "Business -- Government Regulation" and other references herein to FDA regulatory matters have been passed upon by Hyman, Phelps & McNamara, P.C., Washington, D.C., regulatory counsel to the Company in connection with this offering.

                                    EXPERTS

     The balance sheets as of December 31, 1994 and 1995 and the statements of operations, changes in stockholders' equity and cash flows for the period February 11, 1991 (inception) to December 31, 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been included herein in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.


     The statements in this Prospectus under the captions "Risk
Factors -- Dependence on Patents, Licenses and Proprietary Rights" (other than in the fifth, sixth and seventh sentences of the third paragraph and in the fourth, fifth and sixth sentences of the fourth paragraph), and "Business -- Patents, Licenses and Proprietary Rights" (other than in the fifth, sixth and seventh sentences of the sixth paragraph and in the fourth, fifth and sixth sentences of the seventh paragraph), and other references herein to patent and licensing matters have been reviewed and approved by Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, Roseland, New Jersey, patent counsel to the Company, as experts on patent matters and are included herein in reliance upon that review and approval. A member of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein holds a limited partnership interest in each of HCV II and HCV III.


     The statements in the Prospectus contained in the fifth, sixth and seventh sentences of the third paragraph under "Risk Factors -- Dependence on Patents, Licenses and Proprietary Rights" and in the fifth, sixth and seventh sentences of the sixth paragraph under "Business -- Patents, Licenses and Proprietary Rights" have been reviewed and approved by Fish and Richardson, P.C., Boston, Massachusetts, as experts on such matters, and are included herein in reliance upon that review and approval.


     The statements in the Prospectus contained in the fourth, fifth and sixth sentences of the fourth paragraph under "Risk Factors -- Dependence on Patents, Licenses and Proprietary Rights" and in the fourth, fifth and sixth sentences of the seventh paragraph under "Business -- Patents, Licenses and Proprietary Rights" have been reviewed and approved by Dr. Volker Vossius, Munich, Germany, as an expert on such matters, and are included herein in reliance upon that review and approval.


                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission") in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: Room 1024, Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                      [This page intentionally left blank]

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                  -I N D E X -


                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (unaudited) and Pro
  Forma as of March 31, 1996..........................................................  F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995, for the period February 11, 1991 (Inception) through December 31, 1995, for the three months ended March 31, 1995 and 1996 (unaudited) and for the period February 11, 1991
  (Inception) through March 31, 1996 (unaudited)......................................  F-4
Statement of Changes in Stockholders' Equity (Deficit) for the period February 11,
  1991 (Inception) through December 31, 1995, for the three months ended March 31,
  1996 (unaudited) and Pro Forma as of March 31, 1996.................................  F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995, for the period February 11, 1991 (Inception) through December 31, 1995, for the three months ended March 31, 1995 and 1996 (unaudited) and for the period February 11, 1991
  (Inception) through March 31, 1996 (unaudited)......................................  F-6
Notes to Financial Statements.........................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Virus Research Institute, Inc.
Cambridge, Massachusetts

     We have audited the accompanying balance sheets of Virus Research Institute, Inc. (a development stage company) as at December 31, 1995 and December 31, 1994, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, and for the period from February 11, 1991 (inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Virus Research Institute, Inc. at December 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, and the period from February 11, 1991 (inception) through December 31, 1995 in conformity with generally accepted accounting principles.

Cambridge, Massachusetts
January 29, 1996

With respect to Note A

May 13, 1996



RICHARD A. EISNER & COMPANY, LLP

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS


                                                        DECEMBER 31,                                   PRO FORMA
                                                ----------------------------                         MARCH 31, 1996
                                                   1994             1995        MARCH 31, 1996        (NOTE B(8))
                                                -----------      -----------    --------------    --------------------
                                                                                 (UNAUDITED)          (UNAUDITED)
                                                        ASSETS
Current assets:
  Cash and cash equivalents...................  $ 5,669,490      $ 1,180,176     $    704,342         $  2,704,482
  Prepaid expenses............................      310,654          199,097          308,311              308,311
  Advance research payments...................       23,938          --              --                  --
  Other current assets........................        8,038           34,845          137,531              137,531
                                                ------------     ------------    ------------         ------------
        Total current assets..................    6,012,120        1,414,118        1,150,184            3,150,324
Leasehold improvements and equipment (net of
  accumulated depreciation and amortization of
  $860,742 at December 31, 1994, $1,342,046 at
  December 31, 1995 and $1,510,631 at March
  31, 1996) (Note D)..........................    1,619,792        1,205,487        1,060,782            1,060,782
Other assets..................................       35,451          108,300           91,812               91,812
                                                ------------     ------------    ------------         ------------
        Total assets..........................  $ 7,667,363      $ 2,727,905     $  2,302,778         $  4,302,918
                                                ============     ============    ============         ============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable (Note E)......................  $   --           $   923,315     $    934,565         $  1,000,000
  Accounts payable............................      347,895          372,577          399,732              399,732
  Accrued rent................................       98,750           50,417           36,667               36,667
  Accrued consulting and research fees........      258,630          457,712          625,607              625,607
  Other accrued expenses......................      277,038          259,219          256,385              256,385
  Deferred revenues...........................      --               --               312,500              312,500
  Current portion of lease obligation payable
    (Note F)..................................      173,240          175,090          161,695              161,695
                                                ------------     ------------    ------------         ------------
        Total current liabilities.............    1,155,553        2,238,330        2,727,151            2,792,586
                                                ------------     ------------    ------------         ------------
Lease obligation payable, less current portion
  (Note F)....................................       46,838          210,842          181,514              181,514
Commitments (Notes C and F)
Redeemable convertible preferred stock
  (Note G)....................................   24,508,053       24,527,073       25,009,239            --
Stockholders' equity (deficit) (Notes A, E, F
  and G):
  Preferred stock -- $.001 par value;
    17,399,351 shares authorized of which
    4,049,028, 6,034,483, 6,253,385 and
    1,062,455 shares at March 31, 1996 have
    been designated as Series A, B, C and D,
    respectively..............................      --               --              --                  --
  Common stock -- $.001 par value; 22,297,312
    shares authorized; 687,101 shares issued
    at December 31, 1994, 690,004 shares
    issued at December 31, 1995, 690,087
    shares issued at March 31, 1996, and
    6,451,990 shares at March 31, 1996 on a
    pro forma basis...........................          687              690              690                6,452
  Additional paid-in capital..................       42,436          134,202          134,225           27,072,507
  Deficit accumulated during the development
    stage.....................................  (18,086,204)     (24,383,232)     (25,750,141)         (25,750,141)
                                                ------------     ------------    ------------         ------------
        Total stockholders' equity
          (deficit)...........................  (18,043,081)     (24,248,340)     (25,615,126)           1,328,818
                                                ------------     ------------    ------------         ------------
        Total liabilities and stockholders'
          equity (deficit)....................  $ 7,667,363      $ 2,727,905     $  2,302,778         $  4,302,918
                                                ============     ============    ============         ============


  The accompanying notes to financial statements are an integral part hereof.

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                          FEBRUARY 11,                               FEBRUARY 11,
                                                                              1991                                       1991
                                                                          (INCEPTION)       THREE MONTHS ENDED       (INCEPTION)
                                        YEAR ENDED DECEMBER 31,             THROUGH      -------------------------     THROUGH
                                ---------------------------------------   DECEMBER 31,    MARCH 31,     MARCH 31,     MARCH 31,
                                   1993          1994          1995           1995          1995          1996           1996
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
                                                                                                (UNAUDITED)          (UNAUDITED)
Revenue (Note B(1)):
  Licensing and option
    revenue...................  $        --   $   700,000   $   770,000   $ 1,470,000    $        --   $    20,000   $  1,490,000
  Research and development
    revenue...................           --         5,000     1,047,500     1,052,500             --       525,000      1,577,500
  Research and development
    grants....................           --        16,269        19,980        36,249             --            --         36,249
  Interest income.............       83,610       163,591       126,249       373,450         65,330        12,427        385,877
                                -----------   -----------   -----------   -----------    -----------   -----------   ------------
        Total revenue.........       83,610       884,860     1,963,729     2,932,199         65,330       557,427      3,489,626
Expenses:
  Research and development
    (Note C)..................    4,205,781     5,756,042     5,734,427    18,746,973      1,639,203     1,346,986     20,093,959
  General and
    administrative............    1,452,344     1,887,512     1,854,732     6,636,155        564,560       348,808      6,984,963
  Depreciation expense........      268,391       517,756       583,654     1,444,395        144,752       168,585      1,612,980
  Interest expense............       84,315        52,332        87,944       487,908          6,671        59,957        547,865
                                -----------   -----------   -----------   -----------    -----------   -----------   ------------
        Total expenses........    6,010,831     8,213,642     8,260,757    27,315,431      2,355,186     1,924,336     29,239,767
                                -----------   -----------   -----------   -----------    -----------   -----------   ------------
Net loss......................  $(5,927,221)  $(7,328,782)  $(6,297,028) $(24,383,232)   $(2,289,856)  $(1,366,909)  $(25,750,141)
                                ===========   ===========   ===========   ===========    ===========   ===========   ============
Pro forma net loss per
  share.......................                                    $(.98)                 $      (.36)  $      (.21)
                                                            ===========                  ===========   ===========
Pro forma weighted average
  common shares outstanding...                                6,390,760                    6,390,364     6,425,559


  The accompanying notes to financial statements are an integral part hereof.

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                     DEFICIT
                                                  COMMON STOCK                     ACCUMULATED
                                              --------------------   ADDITIONAL       DURING
                                                             PAR       PAID-IN     DEVELOPMENT
                                                SHARES      VALUE      CAPITAL        STAGE          TOTAL
                                              ----------   -------   -----------   ------------   ------------
Sale of common stock (restated to reflect
  change in par value to $.001 from $.01 per
  share)....................................       1,667   $     2   $       498   $         --   $        500
Net loss -- February 11, 1991 (inception)
  through December 31, 1991.................                                           (862,597)      (862,597)
                                              -----------  -------   -----------   -------------  -------------
Balance -- December 31, 1991................       1,667         2           498       (862,597)      (862,097)
Sale of common stock -- August 1992.........         607         1         1,819             --          1,820
Recapitalization, October 1992:
  1,000 for 1 stock split...................   2,271,060     2,271        (2,271)            --             --
  Surrender of common stock by HCV II.......  (1,291,667)   (1,292)          905             --           (387)
Sale of common stock -- November 1992.......      48,275        48         7,193             --          7,241
Net loss for the year.......................                                         (3,967,604)    (3,967,604)
                                              -----------  -------   -----------   -------------  -------------
Balance -- December 31, 1992................   1,029,942     1,030         8,144     (4,830,201)    (4,821,027)
Cancellation of shares pursuant to founders'
  plan amendment............................    (282,000)     (282)         (564)            --           (846)
Purchase and cancellation of treasury
  shares....................................    (105,917)     (106)       (2,662)            --         (2,768)
Stock options exercised.....................          83        --            12             --             12
Net loss for the year.......................                                         (5,927,221)    (5,927,221)
                                              -----------  -------   -----------   -------------  -------------
Balance -- December 31, 1993................     642,108       642         4,930    (10,757,422)   (10,751,850)
Stock options exercised.....................       1,475         2           321             --            323
Founder option exercised....................      43,333        43        37,007             --         37,050
Stock warrants exercised....................         185        --           178             --            178
Net loss for the year.......................                                         (7,328,782)    (7,328,782)
                                              -----------  -------   -----------   -------------  -------------
Balance -- December 31, 1994................     687,101       687        42,436    (18,086,204)   (18,043,081)
Stock options exercised.....................       2,903         3         1,766             --          1,769
Common stock warrants issued in conjunction
  with notes payable (Note E)...............                              90,000             --         90,000
Net loss for the year.......................                                         (6,297,028)    (6,297,028)
                                              -----------  -------   -----------   -------------  -------------
Balance -- December 31, 1995................     690,004       690       134,202    (24,383,232)   (24,248,340)
Stock options exercised.....................          83                     123                           123
Net loss for the quarter....................          --                             (1,366,909)    (1,366,909)
                                              -----------  -------   -----------   -------------  -------------
Balance -- March 31, 1996 (unaudited).......     690,087       690       134,325    (25,750,141)   (25,615,126)
Pro forma conversion of notes payable to
  investors.................................     208,334       208       934,357             --        934,565
Pro forma conversion of redeemable
  convertible preferred stock...............   5,553,569     5,554    26,003,825             --     26,009,379
                                              -----------  -------   -----------   -------------  -------------
Pro forma balance -- March 31, 1996
  (unaudited)...............................   6,451,990   $ 6,452   $27,072,507   $(25,750,141)  $  1,328,818
                                              ===========  =======   ===========   =============  =============


  The accompanying notes to financial statements are an integral part hereof.

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                     FEBRUARY 11,                                    FEBRUARY 11,
                                                                         1991                                            1991
                                                                     (INCEPTION)          THREE MONTHS ENDED         (INCEPTION)
                                 YEAR ENDED DECEMBER 31,               THROUGH       ----------------------------      THROUGH
                         ----------------------------------------    DECEMBER 31,     MARCH 31,       MARCH 31,       MARCH 31,
                            1993           1994           1995           1995            1995            1996            1996
                         ----------     ----------     ----------    ------------    ------------    ------------    ------------
                                                                                             (UNAUDITED)             (UNAUDITED)
Cash flows from
  operating activities:
  Net loss.............  $(5,927,221)   $(7,328,782)   $(6,297,028)  $(24,383,232)    $(2,289,856)    $(1,366,909)   $(25,750,141)
  Adjustments to
    reconcile net loss
    to net cash
    (used in) operating
    activities:
    Depreciation and
      amortization.....     268,392        517,756        599,435      1,460,177         144,752          181,835       1,642,012
    Conversion of
      accrued interest
      to preferred
      stock............          --         12,347             --         12,347              --               --          12,347
    Changes in
      operating assets
      and liabilities:
      (Increase)
        decrease in
        prepaid
        expenses and
        other current
        assets.........     (13,869)      (199,379)       112,784       (219,116)        (16,643)        (195,411)       (414,527)
      Increase
        (decrease) in
        accounts
        payable and
        accrued
        expenses.......     275,663        463,317        157,611      1,139,924         (38,174)         178,465        1,318,389
      Increase in
        deferred
        revenue........          --             --             --             --              --          312,500          312,500
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
        Net cash (used
          in) operating
          activities...  (5,397,035)    (6,534,741)    (5,427,198)   (21,989,900)     (2,199,921)        (889,520)     (22,879,420)
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
Cash flows from
  investing activities:
  Capital
    expenditures.......  (1,059,694)      (528,084)      (129,561)    (2,564,980)       (105,660)         (23,879)      (2,588,859)
  Other................      (2,597)            --             --        (46,182)             --               --          (46,182)
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
        Net cash (used
          in) investing
          activities...  (1,062,291)      (528,084)      (129,561)    (2,611,162)       (105,660)         (23,879)      (2,635,041)
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
Cash flows from
  financing activities:
  Proceeds from notes
    payable............   1,306,067      1,000,000      1,000,000      7,973,668              --               --        7,973,668
  Decrease in bank
    overdraft..........    (188,261)            --             --             --              --               --               --
  Sale and leaseback
    related to capital
    acquisitions.......     124,999             --        250,000        751,311              --               --          751,311
  Principal payments on
    lease
    obligations........    (153,177)      (173,171)      (183,344)      (509,692)        (46,508)         (44,722)        (554,414)
  Sale of common
    stock..............          12         37,551          1,769         48,893             162              122           49,015
  Sale of preferred
    stock..............   6,411,945     10,982,528             --     17,758,473              --          500,000       18,258,473
  Preferred stock
    offering costs.....    (104,325)       (68,727)          (980)      (237,801)         (1,477)         (17,835)        (255,636)
  Founders' shares
    reacquired.........        (846)            --             --           (846)             --               --             (846)
  Purchase of treasury
    stock..............      (2,768)            --             --         (2,768)             --               --           (2,768)
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
        Net cash
          provided by
          (used in)
          financing
          activities...   7,393,646     11,778,181      1,067,445     25,781,238         (47,823)         437,565       26,218,803
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
Net increase (decrease)
  in cash and cash
  equivalents..........     934,320      4,715,356     (4,489,314)     1,180,176      (2,353,404)       (475,834)         704,342
Cash and cash
  equivalents at
  beginning of
  period...............      19,814        954,134      5,669,490             --       5,669,490        1,180,176               --
                         -----------    -----------    -----------   -----------     -----------     ------------     ------------
Cash and cash
  equivalents at end of
  period...............  $  954,134     $5,669,490     $1,180,176    $ 1,180,176      $3,316,086       $  704,342     $    704,342
                         ===========    ===========    ===========   ===========     ===========     ============     ============
Supplemental disclosure
  of cash flow
  information:
  Interest paid during
    the period.........  $   52,945     $   52,330     $   61,915    $   167,190      $    6,671       $   10,219     $    177,409


See Notes E and F with respect to noncash financing and leasing transactions.

  The accompanying notes to financial statements are an integral part hereof.

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS


                  ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED)


(NOTE A) -- THE COMPANY:

     Virus Research Institute, Inc. (the "Company") is a development stage company engaged in the discovery and development of vaccine delivery systems and improved and novel vaccines for adults and children.


     The Company has incurred substantial losses since inception while it has been in the development stage and such losses are expected to continue. As at December 31 1995, the Company had a working capital deficiency of approximately $800,000. Subsequent to December 31, 1995, the Company received $1,500,000 from the sale of additional preferred stock and $2,500,000 in milestone payments from a collaborator, and the Company borrowed $1,000,000 from a bank at 2% over the bank's prime rate, which loan is repayable July 31, 1996. In addition, the Company has agreements with collaborative partners which provide for certain research support payments based upon the Company achieving certain scientific and operating milestones. The Company anticipates that it will meet certain milestones and that sufficient funds will be available to enable it to meet its obligations through December 31, 1996.



     In March 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the initial public offering of shares of the Company's common stock.



     In May 1996, the stockholders approved a one-for-three reverse split of the outstanding shares of the Company's common stock. All references to common stock, options, warrants, per share data and the conversion rates of the convertible preferred stock have been restated to give effect to the reverse split.



(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


  (1) Revenue recognition:

     Nonrefundable, noncreditable licensing and option fees and milestone payments are recognized when they are earned in accordance with the performance requirements and contractual terms. Research and development revenues and grants are recognized over the period of performance under the terms of the related agreements.

     Licensing revenue represents amounts paid by companies for the use of or access to the Company's proprietary technology. Option revenue represents payments for the right to evaluate the Company's proprietary technology which may or may not result in a licensing or collaborative development agreement. Research and development revenue represents amounts earned by the Company from collaborative partners for sponsored research activities. Research and development grants represent grants for research activities of the Company from such organizations as The National Institutes of Health.

  (2) Depreciation and amortization:

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the life of the lease.

  (3) Patent and licensing costs:

     As a result of research and development efforts conducted by the Company, it has received and applied for, and is in the process of applying for, a number of patents to protect proprietary inventions and licenses to use certain intellectual property. Costs incurred in connection with patent applications and licenses have been expensed as incurred and are reflected as general and administrative expenses.

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


  (4) Cash equivalents:


     The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

  (5) Income taxes:

     Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (6) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for depreciation and amortization, taxes and contingencies.


  (7) Interim financial statements:



     The financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995, are unaudited. In management's opinion, such unaudited financial statements include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.



  (8) Pro forma financial information:



     Unaudited pro forma financial information gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock, including certain shares issued in 1996 in connection with $1,500,000 of equity investment in the Company (see Note G), the conversion of notes payable to investors into 208,334 shares of common stock (exclusive of any shares of common stock issuable with respect to accrued interest on such notes) and the issuance of $1,000,000 of notes payable in April 1996. Pro forma net loss per share is based upon net loss as adjusted for interest expense reductions attributable to the notes payable to investors and the weighted average number of common shares and common share equivalents outstanding during the year, after giving effect to the conversions as of the later of January 1, 1995 or the date of issuance of the security. Pursuant to the requirements of the Securities and Exchange Commission, common shares, or other potentially dilutive instruments issued by the Company during the twelve months immediately preceding the expected initial filing of the registration statement for the Company's proposed initial public offering at prices below the expected public offering price have been included in the calculation as if they were outstanding for all periods presented.


(NOTE C) -- RESEARCH, LICENSE AND CONSULTING AGREEMENTS:

     The Company has entered into various research, license and consulting agreements to support its research and development activities. These agreements generally expire over several future years although some are automatically renewable on an annual basis unless cancelled by either party. Amounts charged to operations in connection with these agreements for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $1,625,000, $1,565,000 and
$1,255,000, respectively. The Company expects to incur similar expenses in future years. Some of the above agreements contain provisions for future royalties to be paid on sales of products developed under the agreements.

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


(NOTE D) -- LEASEHOLD IMPROVEMENTS AND EQUIPMENT:


     Leasehold improvements and equipment, including approximately $533,000 acquired under capital leases, are stated at cost and are summarized as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994           1995
                                                                  ----------     ----------
    Laboratory furniture, fixtures and equipment................  $1,121,390     $1,160,891
    Office furniture, fixtures and equipment....................     217,879        230,405
    Leasehold improvements......................................   1,141,265      1,156,237
                                                                  ----------     ----------
              Total.............................................   2,480,534      2,547,533
    Less accumulated depreciation and amortization..............     860,742      1,342,046
                                                                  ----------     ----------
              Balance...........................................  $1,619,792     $1,205,487
                                                                  ==========     ==========

(NOTE E) -- NOTES PAYABLE:


     During 1995, the Company borrowed $1,000,000 from investors. The notes bear interest at 8% and are due on demand or on September 14, 1997. In connection with this borrowing, the Company issued warrants for the purchase of 66,670 shares of the Company's common stock with an exercise price of $1.95 per share. The warrants expire on December 14, 2005. The purchase price per share and the number of shares to be purchased are subject to adjustment if certain events occur as defined in the agreement. The value assigned to the warrants, amounting to $90,000, has been accounted for as debt discount and is being amortized over the period of time the notes are outstanding. The effective interest rate, including amortization of the discount, is approximately 12.5%. (See Note B(8)).


(NOTE F) -- COMMITMENTS:

  (1) Operating lease:

     In December 1991, the Company entered into a five year operating lease for its office and research facilities. The lease also provides that the Company pay all real estate taxes levied against the premises. The lease requires minimum annual rentals in 1996 amounting to approximately $248,000.

     Rent expense for 1993, 1994 and 1995 amounted to approximately $245,000, $267,000 and $269,000, respectively.

  (2) Capital lease:

     The Company has entered into several capital leases, including sale and leaseback transactions, for equipment. Future minimum payments under these leases at December 31, 1995 are as follows:

                             YEAR ENDING DECEMBER 31,
        ------------------------------------------------------------------
        1996..............................................................  $202,429
        1997..............................................................   165,210
        1998..............................................................    69,767
                                                                             -------
                  Total...................................................   437,406
        Less amount representing interest.................................    51,474
                                                                             -------
        Present value of future lease payments............................   385,932
        Less amounts due within one year..................................   175,090
                                                                             -------
        Amounts due after one year........................................  $210,842
                                                                             =======

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     In 1992, the Company entered into a leasing agreement whereby the Company issued a warrant to the lessor for the purchase of 50,485 shares of Series A convertible preferred stock at a purchase price of $1.03 per share.


     During 1995, under a sale and leaseback transaction, the Company sold certain laboratory equipment for $250,000 and leased it back over a thirty month lease agreement. In connection with this lease, the Company issued warrants to the lessor for the purchase of 6,850 shares of Series C convertible preferred stock at an exercise price of $1.60 per share. The value assigned to the warrants, amounting to $20,000, has been accounted for as debt discount and is being amortized over the related lease period.

     The Series A and Series C warrants expire on October 30, 2002 and September 7, 2005, respectively, or five years from the effective date of the Company's initial public offering. However, in the event of the initial public offering or merger of the Company into another corporation, the warrants will expire upon the closing of either of those events provided the Company gives the warrantholders at least 20 days prior written notice of such closing.

(NOTE G) -- CAPITALIZATION:

     (1) Preferred stock:

     Since inception, the Company has been primarily financed through the sale of various series of preferred stock in exchange for cash and the conversion of indebtedness.

     All issuances of the convertible preferred shares have a liquidation preference equal to their original issuance price and are redeemable at the option of the stockholder subsequent to February 1, 1998 at their original issuance price plus any declared but unpaid dividends. The shares are convertible into common shares of the Company on a one-for-three basis, subject to adjustment based on future issuances of common stock. The redemptions are subject to limitations as defined in the purchase agreement.

     Redeemable convertible preferred stock consists of the following:

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1995
                                                                    -----------     -----------
Series A -- $.001 par value; 4,049,028 shares authorized;
  3,883,495 shares issued and outstanding (liquidation preference
  $4,000,000) issued October 1992.................................  $     3,884     $     3,884
Series B -- $.001 par value; 6,034,483 shares authorized;
  6,034,483 shares issued and outstanding (liquidation preference
  $8,750,000) issued March 1993...................................        6,034           6,034
Series C -- $.001 par value; 6,253,385 shares authorized;
  5,621,535 shares issued and outstanding (liquidation preference
  $8,994,456) issued April 1994...................................        5,622           5,622
Series D -- $.001 par value; 944,419 shares authorized; 708,314 shares issued and outstanding (liquidation preference
  $3,000,419) issued December 1994................................          708             708
Additional paid-in capital applicable to redeemable preferred
  stock...........................................................   24,491,805      24,510,825
                                                                    -----------     -----------
                                                                    $24,508,053     $24,527,073
                                                                    ===========     ===========


     Subsequent to December 31, 1995, the Company issued 354,141 shares of Series D convertible preferred stock at a price of $4.236 per share in exchange for cash of $1,500,140, of which $500,000 was received in January 1996 and $1,000,140 was received in April 1996. The Series D preferred shares have a liquidation preference of $4.236 per share and are convertible into common shares of the Company on a one-for-three

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


basis, subject to adjustment based on issuances of common stock. The shares are redeemable at the option of the shareholder subsequent to February 1, 1998 at their original issuance price plus any declared but unpaid dividends. The redemption is subject to limitations as defined in the purchase agreement. (See Note B(8)).


     (2) Warrants:


     The Company has issued warrants to purchase common and preferred stock in connection with the issuance of notes payable and the establishment of capital leases. Warrants outstanding at December 31, 1995 and at March 31, 1996 are as follows:


                                                                   EXERCISE
                                                      NUMBER         PRICE
                     SECURITY                        OF SHARES     PER SHARE      EXPIRATION DATE
- ---------------------------------------------------  ---------     ---------     ------------------
Series A preferred stock...........................    50,485        $1.03       See Note F
Common stock.......................................    33,570          .96       February 9, 2004
Common stock.......................................    66,670         1.95       September 14, 2005
Series C preferred stock...........................     6,850         1.60       See Note F

     The warrant agreements contain antidilution provisions related to future issuances of stock.

  (3) Common stock options:


     The Company has adopted an equity incentive plan providing for the issuance of restricted stock and the granting of options to purchase up to a combined total of 886,220 shares of common stock. The plan provides for the granting of both incentive stock options and nonstatutory stock options. The exercise price for any incentive stock options cannot be less than the fair market value on the date of the grant, while the exercise price for nonstatutory options will be determined by the Board of Directors. The vesting period for all options are determined by the Board of Directors. The Company had the following option activity during 1993, 1994 and 1995.



                                                              NUMBER OF       OPTION PRICE
                                                               SHARES           PER SHARE
                                                              ---------     -----------------
    Balance -- December 31, 1992............................   140,198      $.15
      Granted...............................................    79,016      $ .15 to $ .93
      Exercised.............................................       (83)     $.15
      Cancelled.............................................    (8,583)     $.15
                                                               -------
    Balance -- December 31, 1993............................   210,548      $ .15 to $ .93
      Granted...............................................   542,806      $1.80 to $1.485
      Exercised.............................................    (1,474)     $ .15 to $ .96
      Cancelled.............................................    (1,660)     $ .15 to $1.485
                                                               -------
    Balance -- December 31, 1994............................   750,220      $ .15 to $1.485
      Granted...............................................    12,142      $1.485 to $3.75
      Exercised.............................................    (2,903)     $ .15 to $1.47
      Cancelled.............................................   (11,584)     $ .15 to $1.485
                                                               -------
    Balance -- December 31, 1995............................   747,875      $ .15 to $3.75
      Granted...............................................    52,334      $3.90 to $9.60
      Exercised.............................................       (84)           $1.47
                                                               -------
    Balance -- March 31, 1996 (unaudited)...................   800,125
                                                               =======

                         VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     Options for 258,905 shares are exercisable at December 31, 1995 at an average price of $.64. At March 31, 1996, there were 81,551 shares available for future grant.


(NOTE H) -- INCOME TAXES:

     Through December 31, 1993, pursuant to provisions of the Internal Revenue Code, the Company was deferring all start-up costs because operations, as defined by the Internal Revenue Code, had not commenced. In addition, the Company elected to defer all research and development costs until revenues were generated. Effective January 1994, the Company began generating revenues and commenced operations for tax purposes and is amortizing all costs deferred through December 31, 1993 over 60 months and from January 1994 forward is expensing such costs as incurred.

     At December 31, 1994 and 1995, the Company had no current or deferred tax liability.

     The components of the Company's net deferred tax asset and the tax effects of the primary differences giving rise to the Company's deferred tax asset are as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Net operating loss carryforwards..........................  $ 3,100,000     $ 6,500,000
    Deferred start-up costs for tax purposes..................      600,000         550,000
    Deferred research and development costs for tax
      purposes................................................    2,100,000       1,750,000
    Other.....................................................      300,000         500,000
                                                                -----------     -----------
    Deferred tax asset........................................    6,100,000       9,300,000
    Valuation allowance.......................................   (6,100,000)     (9,300,000)
                                                                -----------     -----------
    Net deferred tax asset....................................  $        --     $        --
                                                                ===========     ===========

     At December 31, 1995, the Company's net operating loss carryovers for federal income tax purposes amount to approximately $16,700,000 and expire through 2010.

     The Internal Revenue Code contains provisions which may limit the net operating loss carryovers available for use in any given year if significant changes in ownership interest of the Company occur. It is likely that the Company's planned initial public offering will cause an annual limitation in the utilization of the net operating loss carryover.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR A SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     6
Use of Proceeds........................    15
Dividend Policy........................    15
Capitalization.........................    16
Dilution...............................    17
Selected Financial Data................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    19
Business...............................    22
Management.............................    39
Certain Transactions...................    44
Principal Stockholders.................    45
Description of Capital Stock...........    47
Shares Eligible for Future Sale........    48
Underwriting...........................    50
Legal Matters..........................    51
Experts................................    51
Additional Information.................    51
Index to Financial Statements..........   F-1


                            ------------------------

     UNTIL             , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                2,300,000 SHARES

                                      LOGO

                                 VIRUS RESEARCH
                                INSTITUTE, INC.

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------

                            OPPENHEIMER & CO., INC.
                         PACIFIC GROWTH EQUITIES, INC.

                                           , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:


                                                                            AMOUNT
                                                                          -----------
        SEC Registration Fee............................................  $ 11,856.90
        NASD Filing Fee.................................................     3,938.50
        Nasdaq Listing Fee..............................................       40,000
        Printing and Engraving Expenses.................................      200,000
        Accounting Fees and Expenses....................................       75,000
        Legal Fees and Expenses.........................................      300,000
        Blue Sky Fees and Expenses......................................       20,000
        Transfer Agent's Fees and Expenses..............................        3,500
        Miscellaneous Expenses..........................................   145,704.60
                                                                           ----------
                  Total.................................................  $   800,000
                                                                           ==========


- ---------------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Certificate of Incorporation and By-Laws of the Registrant provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's By-laws and the DGCL, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and Directors of the Company are to be indemnified against certain liabilities. The Company's Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, the Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

     Reference is made to Section 7 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued securities to a limited number of persons, as described below. No underwriter or underwriting discounts or commissions were involved. There was no public offering in any such transaction and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act") by reason of Sections 3(b) and

4(2) thereof or Rule 701 promulgated thereunder based on the private nature of the transactions and the sophistication of the purchasers, all of whom had access to complete information concerning the Registrant and acquired the securities for investment and not with a view to the distribution thereof.


     Since its inception through May 10, 1996, the Company has granted options to purchase 826,496 shares of Common Stock to employees, directors, consultants and advisors at exercise prices ranging from $0.15 to $9.60 and has issued 6,057 shares pursuant to exercise of employee stock options at exercise prices per share ranging from $0.45 to $1.47.



     In February 1994, the Company issued warrants to purchase up to an aggregate of 33,570 shares of Common Stock at an exercise price of $0.96 per share to a group of stockholders in connection with the issuance of an aggregate of $1,000,000 8% Promissory Notes to such stockholders.


     In April 1994, the Company sold an aggregate of 5,621,535 shares of Series C Preferred Stock for a purchase price of $1.60 per share to a group of stockholders. These shares are convertible into an aggregate of approximately 1,873,845 shares of Common Stock upon completion of this offering.


     In December 1994, the Company sold 708,314 of Series D Preferred Stock for a purchase price of $4.236 per share to Pasteur Merieux. In January 1996, the Company sold an aggregate of 118,036 shares of Series D Preferred Stock for a purchase price of $4.236 per share to Pasteur Merieux and OraVax, Inc. In April 1996, the Company sold 236,105 Shares of Series D Preferred Stock for a purchase price of $4.236 per share to Pasteur Merieux. These shares are convertible into an aggregate of approximately 354,152 shares of Common Stock upon completion of this offering.



     In September 1995, the Company issued warrants to purchase up to an aggregate of 66,667 shares of Common Stock at an exercise price of $1.95 per share to a group of stockholders in connection with the issuance of an aggregate of $1,000,000 8% Convertible Promissory Notes to such stockholders.


     In September 1995 the Company issued warrants to purchase 6,850 of Series C Preferred Stock at an exercise price of $1.60 per share to Comdisco, Inc. in connection with a sale and leaseback transaction involving certain laboratory equipment. Such warrants will be exercisable to purchase 2,284 shares of Common Stock upon completion of this offering.


ITEM 16.                                        EXHIBITS
 1.1.      Form of Underwriting Agreement*
 3.1.      Fifth Restated Certificate of Incorporation, as amended*
 3.2       Form of Third Certificate of Amendment to Fifth Restated Certificate of
           Incorporation*
 3.3.      By-laws, as amended*
 3.4.      Form of Fourth Amendment to Fifth Restated Certificate of Incorporation
 3.5.      Form of Amendment to By-laws
 5.1.      Opinion of Bachner, Tally, Polevoy & Misher regarding legality of securities offered
10.1       1992 Equity Incentive Plan, as amended
10.2       Form of Stock Option Agreement*
10.3       Lease dated December 1, 1991, between the Registrant and Moulton Realty Company.*
10.4       Series D Convertible Preferred Stock Purchase Agreement dated December 20, 1994*
10.5       Series D Convertible Preferred Stock Purchase Agreement dated January 5, 1996*
10.5(a)    Form of Modification Agreement to Series D Convertible Preferred Stock Purchase
           Agreements
10.6       Second Amended and Restated Stockholders Agreement dated April 8, 1994 and amendments.*
10.6(a)    Form of Consent and Agreement to Amend Second Amended and Restated Stockholders
           Agreement
10.7       Form of Warrant Agreement dated as of February 10, 1994.*
10.8       Form of Warrant to purchase shares of Common Stock dated February 10, 1994 issued pursuant to Exhibit 10.7.*

10.9       Loan Agreement dated as of September 14, 1995 between the Registrant and certain stockholders, with forms of Convertible Promissory Note and Warrant Agreement attached.*
10.10      Form of Warrant to purchase shares of Common Stock dated December 14, 1995 issued pursuant to Exhibit 10.9.*
10.11      Warrants issued to Comdisco, Inc. ("Comdisco") to purchase shares of Series A
           Preferred Stock and Series C Preferred Stock.*
10.12      Master Lease Agreement dated as of August 31, 1992, between the Registrant and
           Comdisco.*
10.13      License Agreement, dated as of May 1, 1992, between the Registrant and the
           President and Fellows of Harvard College ("Harvard") as amended.+*
10.14      License and Clinical Trials Agreement, dated as of February 27, 1995, between the
           Registrant and The James N. Gamble Institute of Medical Research (assigned to
           Children's Hospital of Cincinnati).+*
10.15      License Agreement, dated as of March 12, 1995, between the Registrant, Harvard and
           Dana-Farber Cancer Institute.+*
10.16      License Agreement, dated December 6, 1991, between the Registrant and
           Massachusetts Institute of Technology.+*
10.17      License Agreement, dated March 8, 1995, between the Registrant and The Penn State
           Research Foundation.+*
10.18      License Agreement, dated as of December 13, 1994, between the Registrant and
           Pasteur Merieux Serums & Vaccins S.A. ("Pasteur Merieux").+*
10.19      License Agreement, dated as of August 2, 1995, between the Registrant and Pasteur
           Merieux.+*
10.20      Option Agreement, dated as of November 22, 1995, among the Registrant, Pasteur
           Merieux, OraVax, Inc., OraVax Merieux Co. and Merieux OraVax S.N.C. relating to
           PCPP.+*
10.21      Option Agreement dated as of November 22, 1995 among the Registrant, Pasteur
           Merieux, OraVax, Inc., OraVax Merieux Co. and Merieux OraVax S.N.C. relating to
           VibrioVec.+*
10.22      Research Agreement, dated January 10, 1996, between the Registrant and CSL
           Limited.+*
10.23      Collaborative Research and License Agreement, dated as of June 22, 1995, between the Registrant and SmithKline Beecham plc.+*
10.24      Research and Development License and Option for Commercial License Agreement,
           dated as of December 28, 1995, between the Registrant and Chiron Corporation.+*
10.25      Warrants to purchase Common Stock issued to Silicon Valley Bank.
11.1       Computation of Pro Forma Loss Per Share
24.1       Consent of Bachner, Tally, Polevoy & Misher LLP (to be included in its opinion filed as Exhibit 5.1 hereto)
24.2       Consent of Richard A. Eisner & Company, LLP -- Included on Page II-6
24.3       Consent of Carella, Byrne, Baine, Gilfillan, Cecchi, Stewart & Olstein -- Included
           on Page II-8
24.4       Consent of Hyman, Phelps & McNamara, P.C.*
24.5       Consent of Fish & Richardson, P.C.*
24.6       Consent of Dr. Volker Vossius -- Included on Page II-7
25.1       Power of Attorney*
27.1       Financial Data Schedule


- ---------------

 * Previously filed


 + Subject to confidential treatment request

ITEM 17.  UNDERTAKINGS

     Undertakings Required by Regulation S-K, Item 512(f).

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Undertaking Required by Regulation S-K, Item 512(h).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Undertakings required by Regulation S-K, Item 512(i).

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               CONSENT OF COUNSEL


     The consent of Bachner, Tally, Polevoy & Misher LLP is contained in its opinion filed as Exhibit 5.1 to the Registration Statement.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to inclusion in this Registration Statement on Form S-1 of our report dated January 29, 1996 (May 13, 1996 with respect to Note A). We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.


                                          RICHARD A. EISNER & COMPANY, LLP

Cambridge, Massachusetts

May 13, 1996

                               CONSENT OF COUNSEL


     The undersigned hereby consents to the use of his name, and the statement with respect to him appearing under the headings "Risk Factors -- Dependence on Patents, Licenses and Proprietary Rights," "Business -- Patents, Licenses and Proprietary Rights" and "Experts" included in the Registration Statement. The undersigned further consents to the incorporation by reference of this consent pursuant to Rule 439(b) under the Securities Act of 1933, as amended (the "Securities Act"), into any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b) under the Securities Act.



                                          DOCTOR VOLKER VOSSIUS



Munich, Germany


May 13, 1996

                               CONSENT OF COUNSEL



     The undersigned hereby consents to the use of our name, and the statement with respect to us appearing under the heading "Experts" included in the Registration Statement. We further consent to the incorporation by reference of this consent pursuant to Rule 439(b) under the Securities Act of 1933, as amended (the "Securities Act"), into any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b) under the Securities Act.



                                          CARELLA, BYRNE, BAIN, GILFILLAN


                                          CECCHI, STEWART & OLSTEIN



Roseland, New Jersey


May 13, 1996

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on the 13th day of May, 1996.


                                          VIRUS RESEARCH INSTITUTE, INC.

                                          By:        J. BARRIE WARD, PH.D.
                                            ------------------------------------
                                                   J. Barrie Ward, Ph.D.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
 /s/    J. BARRIE WARD, Ph.D.               Chief Executive Officer and           May 13, 1996
- ------------------------------------------    Chairman of the Board (principal
          J. Barrie Ward, Ph.D.               executive officer)


 /s/    WILLIAM A. PACKER                   President, Chief Financial Officer    May 13, 1996
- ------------------------------------------    and Director (principal financial
            William A. Packer                 officer)

 /s/    DAVID H. RAMSDELL                   Vice President-Finance                May 13, 1996
- ------------------------------------------    (principal accounting officer)
            David H. Ramsdell

 /s/                *                       Director                              May 13, 1996
- ------------------------------------------
        Costas E. Anagnostopoulos

 /s/                *                       Director                              May 13, 1996
- ------------------------------------------
           John W. Littlechild

 /s/                *                       Director                              May 13, 1996
- ------------------------------------------
            Alan M. Mendelson

 /s/ J. BARRIE WARD, PH.D.
- ------------------------------------------
          J. Barrie Ward, Ph.D.
           *As Attorney-in-fact

                                 EXHIBIT INDEX



                                                                                         PAGE
EXHIBIT                                                                                  NO.
- -------                                                                                  ----
 1.1.     Form of Underwriting Agreement*
 3.1.     Fifth Restated Certificate of Incorporation, as amended*
 3.2      Form of Third Certificate of Amendment to Fifth Restated Certificate of
          Incorporation*
 3.3.     By-laws, as amended*
 3.4.     Form of Fourth Amendment to Fifth Restated Certificate of Incorporation
 3.5.     Form of Amendment to By-laws
 5.1.     Opinion of Bachner, Tally, Polevoy & Misher regarding legality of securities offered
10.1      1992 Equity Incentive Plan, as amended
10.2      Form of Stock Option Agreement*
10.3      Lease dated December 1, 1991, between the Registrant and Moulton Realty
          Company.*
10.4      Series D Convertible Preferred Stock Purchase Agreement dated December 20,
          1994*
10.5      Series D Convertible Preferred Stock Purchase Agreement dated January 5,
          1996*
10.5(a)   Form of Modification Agreement to Series D Convertible Preferred Stock
          Purchase Agreements
10.6      Second Amended and Restated Stockholders Agreement dated April 8, 1994 and amendments.*
10.6(a)   Form of Consent and Agreement to Amend Second Amended and Restated
          Stockholders Agreement
10.7      Form of Warrant Agreement dated as of February 10, 1994.*
10.8      Form of Warrant to purchase shares of Common Stock dated February 10, 1994 issued pursuant to Exhibit 10.7.*
10.9      Loan Agreement dated as of September 14, 1995 between the Registrant and certain stockholders, with forms of Convertible Promissory Note and Warrant
          Agreement attached.*
10.10     Form of Warrant to purchase shares of Common Stock dated December 14, 1995 issued pursuant to Exhibit 10.9.*
10.11     Warrants issued to Comdisco, Inc. ("Comdisco") to purchase shares of Series
          A Preferred Stock and Series C Preferred Stock.*
10.12     Master Lease Agreement dated as of August 31, 1992, between the Registrant and Comdisco.*
10.13     License Agreement, dated as of May 1, 1992, between the Registrant and the
          President and Fellows of Harvard College ("Harvard") as amended.+*
10.14     License and Clinical Trials Agreement, dated as of February 27, 1995, between the Registrant and The James N. Gamble Institute of Medical
          Research (assigned to Children's Hospital of Cincinnati).+*
10.15     License Agreement, dated as of March 12, 1995, between the Registrant,
          Harvard and Dana-Farber Cancer Institute.+*
10.16     License Agreement, dated December 6, 1991, between the Registrant and
          Massachusetts Institute of Technology.+*
10.17     License Agreement, dated March 8, 1995, between the Registrant and The Penn
          State Research Foundation.+*
10.18     License Agreement, dated as of December 13, 1994, between the Registrant and Pasteur Merieux Serums & Vaccins S.A. ("Pasteur Merieux").+*
10.19     License Agreement, dated as of August 2, 1995, between the Registrant and
          Pasteur Merieux.+*

                                                                                         PAGE
EXHIBIT                                                                                  NO.
- -------                                                                                  ----
10.20     Option Agreement, dated as of November 22, 1995, among the Registrant,
          Pasteur Merieux, OraVax, Inc., OraVax Merieux Co. and Merieux OraVax S.N.C.
          relating to PCPP.+*
10.21     Option Agreement dated as of November 22, 1995 among the Registrant,
          Pasteur Merieux, OraVax, Inc., OraVax Merieux Co. and Merieux OraVax S.N.C.
          relating to VibrioVec.+*
10.22     Research Agreement, dated January 10, 1996, between the Registrant and CSL
          Limited.+*
10.23     Collaborative Research and License Agreement, dated as of June 22, 1995, between the Registrant and SmithKline Beecham plc.+*
10.24     Research and Development License and Option for Commercial License
          Agreement, dated as of December 28, 1995, between the Registrant and Chiron
          Corporation.+*
10.25     Warrants to purchase Common Stock issued to Silicon Valley Bank.
11.1      Computation of Pro Forma Loss Per Share
24.1      Consent of Bachner, Tally, Polevoy & Misher LLP (to be included in its opinion filed as Exhibit 5.1 hereto)
24.2      Consent of Richard A. Eisner & Company, LLP -- Included on Page II-6
24.3      Consent of Carella, Byrne, Baine, Gilfillan, Cecchi, Stewart &
          Olstein -- Included on Page II-8
24.4      Consent of Hyman, Phelps & McNamara, P.C.*
24.5      Consent of Fish & Richardson, P.C.*
24.6      Consent of Dr. Volker Vossius -- Included on Page II-7
25.1      Power of Attorney*
27.1      Financial Data Schedule


- ---------------

 * Previously filed


 + Subject to confidential treatment request